  Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of October 10, 2019

between

AYTU BIOSCIENCE, INC.

and

CERECOR INC.

Schedules
Schedule 1.1(a)	Excluded Business Intellectual Property
Schedule 1.1(b)	Deerfield Obligations
Schedule 1.1(c)	Historic Lots
Schedule 1.1(d)	Products
Schedule 1.1(e)	Shared Lots
Schedule 1.1(f)	Transition Services Agreement Principles
Schedule 1.1(g)	TRIS Make-Whole Payments
Schedule 2.1(b)(i)	Seller Wire Information
Schedule 2.2(a)(i)	Assumed Contracts
Schedule 2.2(a)(ii)	Regulatory Authorizations
Schedule 2.2(a)(iii)	Business Intellectual Property
Schedule 2.2(a)(vi)	Inventory
Schedule 2.2(a)(viii)	Tangible Personal Property
Schedule 2.2(b)(xiii)	Certain Excluded Assets
Schedule 2.3	Assumed Liabilities
Schedule 2.3(b)(xi)	Certain Excluded Liabilities
Schedule 3.2(c)	Consents
Schedule 3.4	Liens
Schedule 3.5(f)	Intellectual Property Licenses
Schedule 3.10(a)	Regulatory Authorizations
Schedule 3.10(b)	Regulatory Matters
Schedule 3.10(f)	Regulatory Notices
Schedule 3.16	Related Party Transactions
Schedule 5.10	Required Consents
Schedule 5.11(a)	Business Employees
Schedule 5.14	Historic and Shared Lots
Schedule 8.1(d)	Closing Consents, Permits, Licenses & Approvals
Exhibits
Exhibit 1.1	Form of Preferred Stock Designation
Exhibit 2.4(b)(iii)	Forms of (A) Bill of Sale and (B) Assignment and Assumption Agreement
Exhibit 2.4(b)(iv)	Form of Registration Rights Agreement
Exhibit 2.4(b)(x)	Form of Seller Voting Agreement
Exhibit 2.4(c)(iii)	Form of Armistice Voting Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of October ___, 2019 is entered into by and between Aytu Bioscience, Inc., a Delaware corporation (“Buyer”), and Cerecor Inc., a Delaware corporation (collectively, “Seller”). Buyer and Seller are individually referred to herein as a “Party” and collectively referred to herein as the “Parties”. Certain capitalized terms used herein have the meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, Seller desires to sell all of Seller’s right, title and interest in, to and under the Purchased Assets and transfer the Assumed Liabilities to Buyer, and Buyer wishes to purchase from Seller all of Seller’s right, title and interest in, to and under the Purchased Assets and to assume the Assumed Liabilities, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATION

Section 1.1.                                Definitions. For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Acquisition” has the meaning set forth in Section 2.1(a).

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, guidelines, guidance documents and requirements promulgated thereunder, as may be in effect from time to time.

“Action” means any claim, action, suit, arbitration, audit, proceeding, or formal investigation, in each case by or before a Governmental Authority.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Apportioned Obligations” has the meaning set forth in Section 5.2(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(b)(iii).

“Assumed Contracts” has the meaning set forth in Section 2.2(a)(i).

“Assumed Liabilities” means, except for Excluded Liabilities, (a) all Liabilities primarily arising out of or related to the Assumed Contracts and Purchased Assets following the Closing, including the TRIS Make-Whole Payments, (b) all Liabilities primarily arising out or related to the operation of the Business by Buyer following the Closing, (c) the Deerfield Obligation, (d) the Assumed Sales Returns, (e) Liability for Medicaid Rebates arising out of Products sold prior to the Closing Date and (f) those specific Liabilities set forth on Schedule 2.3.

“Assumed Sales Returns” means the amount of ordinary course sales returns made after the Closing Date and primarily relating to sales of the Products prior to the Closing Date, but only to the extent such post-Closing sales returns exceed $2,000,000 and are less than $2,800,000 (in other words, this amount will in no event be greater than $800,000). In furtherance of the foregoing, sales returns of the Products for both Historic Lots and Seller’s pro rata portion of the Shared Lots (based on the percentage of net Shared Lot products sold pre-Closing, understanding that such percentage may fluctuate from time to time after taking into account additional sales of Shared Lot Products made post-Closing or returns previously allocated hereunder) will be covered by the Seller with respect to the first $2,000,000 of such sales returns. The next $800,000 of sales returns of the Products for both Historic Lots and Seller’s pro rata portion of the Shared Lots are assumed by the Buyer and constitute the Assumed Sales Returns. Any sales returns of the Products in excess of $2,800,000 for both Historic Lots and Seller’s pro rata portion of the Shared Lots will be covered by Seller. Seller’s historic pricing of the Historic Lot and portion of the Shared Lot will be used for purposes of calculating the value of the returns for which Seller is liable.

“Avadel Contract” means that certain Asset Purchase Agreement, dated as of February 12, 2018, by and among the Seller, Avadel Pharmaceuticals (USA), Inc., a Delaware corporation, Avadel Pediatrics, Inc., a Delaware corporation, FSC Therapeutics, LLC, a Delaware limited liability company, Avadel US Holdings, Inc., a Delaware corporation and Avadel Pharmaceuticals plc, an Irish corporation.

“Aytu Balance Sheet” has the meaning set forth in Section 4.7(c).

“AYTU Common Stock” means Buyer's common stock, par value $.0001 per share.

“Aytu Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Buyer to Seller concurrently with the execution of this Agreement.

“Aytu Equity Award” means an Aytu Stock Option or an Aytu Restricted Share, as the case may be.

“Aytu Intellectual Property Rights” has the meaning set forth in Section 4.11.

“Aytu Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Buyer and its Subsidiaries, taken as a whole; or (b) the ability of Buyer to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), an Aytu Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which Buyer and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether an Aytu Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Buyer and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Buyer and its Subsidiaries conduct their businesses.

“Aytu Preferred Stock” means a series of convertible preferred stock of Buyer having the terms and conditions set forth in the form of Preferred Stock Designation in Exhibit 1.1 hereto, which shall be non-transferable for a period beginning on the date of issuance and ending on the earlier of (i) six (6) months from the date of issuance or (ii) the date such preferred stock is converted into shares of AYTU Common Stock.

“Aytu Restricted Share” means any AYTU Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Aytu Stock Plan.

“Aytu SEC Documents” has the meaning set forth in Section 4.7(a).

“Aytu Securities” has the meaning set forth in Section 4.6(b).

“Aytu Stock Option” means any option to purchase AYTU Common Stock granted under any Aytu Stock Plan.

“Aytu Stock Plans” means the 2015 Stock Option and Incentive Plan, as amended.

“Aytu Stockholders Meeting” means the special meeting of the stockholders of Buyer to be held to consider the approval of the issuance of shares of AYTU Common Stock to be issued upon conversion of the Aytu Preferred Stock.

“Aytu Subsidiary Securities” has the meaning set forth in Section 4.6(d).

“Aytu Voting Debt” has the meaning set forth in Section 4.6(c).

“Bill of Sale” has the meaning set forth in Section 2.4(b)(iii).

“Books and Records” means all books, records, files and documents related to any Product or any other Purchased Asset (including sales, pricing, promotional, research and development, data (including Data), customer and supplier lists, marketing studies, consultant reports, physician databases and correspondence (excluding invoices), complaint files and adverse drug experience files, correspondence with Governmental Authorities, manufacturing files, registrations and commercial files and materials (including packaging and graphics files) and, to the extent not originals, true and complete copies of all files primarily relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Business Intellectual Property, including written Third Party correspondence, records and documents related to research and pre-clinical and clinical testing and studies for any Product conducted by or on behalf of Seller, including laboratory and engineering notebooks, procedures, tests, dosage, criteria for patient selection, safety and efficacy and study protocols, investigators brochures and all vigilance and other safety records) in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, in each case that are licensed, owned or controlled by or otherwise in the possession of Seller in respect of any Product, but in all cases excluding the Excluded Books and Records.

“Business” means Seller’s and its Subsidiaries’ lines of business involving the commercialization and marketing of the Products, as well as anticipated and potential line extensions of the Products (“Future Products”), and includes any technical and business activities in furtherance of such commercialization and/or marketing such as, but without limitation, the formulation, manufacture, packaging, testing, quality control, distribution, and sale of the Products and the Future Products, procurement of Products and the Future Products and the pursuit and maintenance of Regulatory Authorizations for the Products and the Future Products. “Business” specifically excludes any and all activities, including commercialization and marketing, of the Excluded Products, as well as anticipated and potential line extensions of the Excluded Products.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York City are permitted or required by applicable Law to remain closed.

“Business Employee” has the meaning set forth in Section 5.9(a).

“Business Intellectual Property” means, other than the items set forth on Schedule 1.1(a), all Intellectual Property Rights Controlled by Seller that (i) relate to the Products, or (ii) were acquired, generated, conceived, reduced to practice, or otherwise made or used by or for Seller or any of its Subsidiaries in connection with Exploiting the Products or otherwise in connection with the Business, and the rights to sue and recover for past infringement or misappropriation of any of the foregoing.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Indemnified Party” has the meaning set forth in Section 6.1(a).

“Buyer’s Knowledge” (and similar phrases) means, with respect to any matter in question, the actual knowledge of the following individuals: Josh Disbrow and David Green.

“Carve-out Financial Statements” means (i) audited financial statements of the Business for the nine-month period ended September 30, 2019, and the 12-month period ended December 31, 2018, provided, that such audited financial statements will only include the financial information related to the Products with respect to the portion of such periods in which Seller owned or licensed such Products (i.e., the Carve-Out Financial Statements will exclude financial activity related to the Products that were acquired from Avadel prior to the time they were acquired by the Seller from Avadel), and (ii) interim financial statements for the nine-month period ended September 30, 2018; provided, that such interim financial statements will only include the financial information related to the Products with respect to the portion of such period in which Seller owned or licensed such Products, in each case, to be filed by Buyer with the SEC after Closing.

“Cash Consideration” has the meaning set forth in Section 2.1(b)(i).

“Cerecor SEC Documents” means all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference and any amendments thereto) required to be filed or furnished by Cerecor with the SEC since January 1, 2018.

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competing Product” has the meaning set forth in Section 5.1(b)(i).

“Confidential Information” has the meaning set forth in Section 5.1(a)(ii).

“Confidentiality Agreement” means the Confidential Disclosure Agreement, dated July 30, 2019 between Seller and Buyer, as amended or supplemented from time to time.

“Contemplated Transactions” means the transactions contemplated by this Agreement and any Related Document.

“Contracts” means any legally binding loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether written or oral.

“Control” including its various tenses and derivatives (such as “controlled” and “controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security and (c) when used with respect to any Intellectual Property Rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to enforce such Intellectual Property Rights against infringers, or to assign such Intellectual Property Rights or grant a license, sublicense or other right to or under such Intellectual Property Rights, or to compel another to do so.

“Data” means all databases and data, including all compilations thereof, and all rights therein, Controlled by Seller that (a) pertain to any Product, or (b) were collected, compiled, generated or used in connection with the Business, or (c) otherwise are related to the Business.

“Data Room” has the meaning set forth in Section 1.2.

“Deerfield Agreement” means the Membership Interest Purchase Agreement, dated as of February 5, 2016 by and among certain parties identified therein and Deerfield CSF, LLC.

“Deerfield Obligation” means (i) the remaining Fixed Payments (as defined in the Deerfield Agreement) beginning on October 31, 2019, totaling $16,575,000, and detailed on Schedule 1.1(b), and (ii) the Deferred Consideration (as defined in the Deerfield Agreement and amended by the Deerfield Waiver).

“Deerfield Waiver” has the meaning set forth in Section 2.4(b)(vii).

“Disclosure Letter” means the disclosure letter delivered to Buyer by Seller simultaneously with the execution of this Agreement; all references to Schedules shall refer to Schedules to the Disclosure Letter.

“Disqualification Event” has the meaning set forth in Section 4.21.

“Dollars” or “$” means United States dollars.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Evaluation Date” has the meaning set forth in Section 4.15.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Books and Records” means Books and Records primarily relating to the Excluded Assets.

“Excluded Contracts” means all Contracts of Seller other than the Assumed Contracts.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Excluded Products” means Millipred® and Ulesfia®.

“Exploit” means to make, import, use, sell, offer for sale, otherwise dispose of, research, develop, register, modify, enhance, improve, manufacture, store, formulate, optimize, export, transport, distribute, commercialize, promote, or market, or to have any of the foregoing done. “Exploitation” means the act of Exploiting.

“FDCA” has the meaning set forth in Section 4.20.

“FDA” has the meaning set forth in Section 3.10(c).

“Future Products” has the meaning set forth in the definition of “Business” below.

“GAAP” means the United States generally accepted accounting principles in effect at the time relevant to the context in which such term is used herein.

“Governmental Authority” means any Federal, state, local or foreign government, any court, tribunal, administrative, regulatory or other governmental agency, department, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Historic Lots” means Product lots sold by the Business prior to the Closing which have been exhausted or expired prior to Closing, including, but not limited, to those lots reflected on Schedule 1.1(c) as of September 30, 2019.

“IND” means an Investigational New Drug Application that is in effect pursuant to 21 C.F.R. § 312.40(b) and any supplements or modifications thereto.

“Indemnified Party” has the meaning set forth in Section 6.4(a).

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Independent Accountant” has the meaning set forth in Section 2.6(a).

“Intellectual Property Rights” means any (a) inventions, patents, patent applications (including in each case any continuation, continuation-in-part, divisional, renewal, patent term extension (including any supplemental protection certificate), reexamination or reissue thereof), utility models, and other rights in inventions; (b) registered and unregistered trademarks, trade dress, trade names, logos, design rights, service marks, together with the goodwill pertaining to the foregoing, and all applications, registrations and renewals therefor; (c) registered and unregistered copyrights, works of authorship, copyrightable works (published or unpublished) and all applications, registrations and renewals therefor; (d) domain names; (e) software, computer programs and applications (whether in source code, object code or other form), and algorithms, databases, documentation and technology supporting the foregoing; (f) trade secrets, know-how (including all ideas, concepts, research and development, composition information and embodiments, formulations, manufacturing and production processes, techniques and information, specifications, technical and business data, Data, designs, drawings, suppliers lists, pricing and cost information, and data and know-how embodied in business and marketing plans and proposals); (g) other proprietary information and other proprietary intellectual property rights in any jurisdiction in the world; and (h) all copies and tangible embodiments of the foregoing in whatever form or medium.

“Inventory” means all inventories of Products, and of all ingredients, components, and other materials specifically related to the same, including all drug substances, drug product, clinical lots, reference standards, reserve samples, patient samples, patient images and scans, vials, reagents, vectors, DNA constructs, cell banks, active pharmaceutical ingredients, intermediates, raw materials, components, consumables, work-in- process, finished goods, supplies, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory), in each case related to the Products and specifically excluding any of the foregoing related to the Excluded Products.

“Innovus Merger Agreement” means that certain merger agreement dated September 12, 2019 between Buyer and Innovus Pharmaceuticals, Inc.

“Issuer Covered Person” and “Issuer Covered Persons” have the meanings set forth in Section 4.21.

“IRS” means the United States Internal Revenue Service.

“Labeling” shall be as defined in Section 201(m) of the Act (21 U.S.C. § 321(m)) and other comparable foreign Law relating to the subject matter thereof, including a Product’s label, packaging and instructions for use accompanying a Product, and any other written, printed, or graphic materials accompanying a Product, including patient instructions or patient indication guides.

“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, guidance document, directive, policy, award, Order and any other ruling or decision of any applicable Governmental Authority, including without limitation the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et. seq., and any regulations promulgated thereunder, as amended from time to time.

“Liability or Liabilities” means liabilities, obligations and commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, due or to become due, or otherwise.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other Third Party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 6.1.

“Marketing Authorization” means the receipt of all approvals from the relevant Regulatory Authority necessary to research, market or sell a Product (including the NDA and IND, but excluding all applicable approvals or determinations by a Regulatory Authority for the pricing or pricing reimbursement for a pharmaceutical or biological product or medical device if not legally required to sell the Product).

“Material Adverse Effect” means any change, effect, event, occurrence or fact that, individually or in the aggregate, would reasonably be expected to result in, or has resulted in, a materially adverse change or effect to (a) the assets, liabilities or condition of the Business or the Purchased Assets or the conduct, nature, or viability of the Business, taken as a whole, or (b) Seller’s ability to consummate the Contemplated Transactions; provided, however, that, for purposes of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development relating to the economy in general in the United States or in any other jurisdiction in which Seller has operations or conducts business, or conditions generally affecting the industries in which Seller operates the Business, so long as the effects do not have a materially disproportionate adverse effect on the Purchased Assets or Business, taken as a whole, (ii) any change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the pharmaceutical industry (other than as may arise or result from regulatory action by a Regulatory Authority), so long as the effects do not have a materially disproportionate adverse effect on the Purchased Assets or Business, taken as a whole (iii) the announcement, pendency or completion of the Contemplated Transactions, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business, (iv) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof (other than any of the foregoing that causes any material damage or destruction to or renders unusable any material Purchased Assets and so long as the effects do not have a materially disproportionate adverse effect on the Purchased Assets, taken as a whole), (v) any effect that results from any action taken at the express prior written request of Buyer or with Buyer’s prior written consent, (vi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures may nevertheless constitute a Material Adverse Effect, subject to the other provisions of this definition) or (vii) changes in Law or GAAP or any interpretation thereof (so long as the effects do not have a materially disproportionate effect and adversely impact the Purchased Assets or Business, taken as a whole and it being understood that this clause (vii) shall not apply with respect to any representation or warranty contained in this Agreement the purpose of which is to address compliance with Law or GAAP or any interpretation thereof).

“Material Permits” has the meaning set forth in Section 4.10.

“Measurement Date” has the meaning set forth is Section 3.3.

“Medicaid Rebates” means rebates to which Seller or its subsidiaries are subject on sales of Products made under federal or state Medicaid program pricing programs and rebate pricing programs and that are actually paid to third parties based on contractual agreements or legal requirements with Medicaid benefit providers after the final dispensing of the product by a pharmacy to a benefit plan participant.

“Nasdaq” means the Nasdaq Capital Market.

“NDA” means a New Drug Application pursuant to 21 U.S.C. §355 et seq., and the regulations promulgated thereunder, as such application may be amended or supplemented from time to time, for Marketing Authorization of a Product filed with the relevant Regulatory Authority to obtain Marketing Authorization for a pharmaceutical, biological, diagnostic product, or medical device.

“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the ordinary course of business of the Business consistent with Seller’s past practices of operating the Business.

“Other Taxes” has the meaning set forth in Section 5.2(b).

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Permitted Liens” means, (i) statutory liens for Taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and, if required under GAAP, for which appropriate reserves have been created; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable and, if required under GAAP, for which appropriate reserves have been created or that are being contested in good faith by appropriate proceedings and that are not resulting from any breach, violation or default by Seller of any Contract or applicable Law; (iii) other Liens that do not materially impair the usage, disposition, pledging or operation of the respective asset; or (iv) any Lien on any asset pursuant to or relating to the Deerfield Agreement or that secures the Deerfield Obligations.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Authority.

“Pharmaceutical Product” has the meaning set forth in Section 4.19.

“Post-Closing Tax Period” means (i) any Tax period beginning on or after the Closing Date, and (ii) with respect to any Straddle Period, the portion of such period beginning on the Closing Date.

“Pre-Closing Tax Period” means (i) any Tax period ending before the Closing Date, and (ii) with respect to any Straddle Period, the portion of such period up to and including the end of the day immediately before the Closing Date.

“Price Per Share” shall be calculated as the greater of (i) the average of (a) the volume weighted average price, or VWAP, of AYTU Common Stock for the 30-day period immediately prior to August 30, 2019 and (b) the VWAP of AYTU Common Stock for the 30-day period ending three business days prior to the Closing and (ii) $1.00.

 “Products” means the products set forth on Schedule 1.1(d).

“Purchase Price” means the aggregate sum of the Cash Consideration and the Stock Consideration Shares.

“Purchase Price Allocation” has the meaning set forth in Section 2.6(a).

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Registration Rights Agreement” has the meaning set forth in Section 2.4(b)(iv).

“Regulatory Authority” means any applicable Governmental Authority with responsibility for granting Marketing Authorizations or any other licenses or approvals, including Marketing Authorizations, necessary for the marketing and sale of a Product in any jurisdiction, or that is concerned with the research, development, marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices.

“Regulatory Authorizations” means (a) all licenses, permits, certificates, clearances, exemptions, approvals, consents and other authorizations, including those prepared for submission to or issued by any Regulatory Authority or research ethics committee (including pre-market notification clearances, pre-market approvals, investigational device exemptions, non-clinical and clinical study authorizations, product re-certifications, manufacturing approvals and authorizations, CE Mark certifications, pricing and reimbursement approvals, Labeling approvals, registration notifications or their foreign equivalent), that are required for any Product or Purchased Assets or the Exploitation thereof, including those set forth on Schedule 3.10(a); and (b) all applications, supporting files, drug master files, adverse event data, writings, data, studies and reports, and all correspondence to, with, or from the FDA or any other Regulatory Authority or research ethics committee, relating to any license, permit, certificate, clearance, exemption, approval, consent or other authorization described in clause (a).

“Related Documents” means, other than this Agreement, the Transition Services Agreement and all other agreements, certificates and documents signed and delivered by any Party in connection with this Agreement or the transactions contemplated hereby.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, counsel, consultants, accountants, financial advisors, and other agents and representatives (in each case, acting in such Person’s capacity as such).

“Required Consents” has the meaning set forth in Section 5.11(a).

“Restricted Period” has the meaning set forth in Section 5.1(b)(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 2.1(b)(ii).

“Seller” has the meaning set forth in the preamble hereof.

“Seller’s Organizational Documents” has the meaning set forth in Section 3.1.

“Seller’s Knowledge” (and similar phrases) means, with respect to any matter in question, the actual knowledge of the following individuals: Joseph Miller and Matthew Phillips.

“Shared Lots” means active Product lots being sold by Seller immediately prior to Closing and sold by Buyer following Closing, and such lots are reflected on Schedule 1.1(e) as of September 30, 2019.

“Social Security Act” has the meaning set forth in Section 3.10(h).

“Stock Consideration Shares” means the number of shares of capital stock of Buyer equal to the quotient of $12,500,000 divided by the Price Per Share.

“Straddle Period” means any taxable period beginning before and ending on or after the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” or “Taxes” means (whether disputed or not) any and all Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, in each case in the nature of a tax, including any interest, penalties and additions with respect thereto.

“Tax Refunds” has the meaning set forth in Section 2.2(b)(vi).

“Tax Return” or “Tax Returns” means any and all returns (including amended returns), requests for extensions of time, claims for refund, declarations of estimated Tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to the foregoing, filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case exercising regulatory authority with respect to Taxes.

“Third Party” means any Person other than: (a) Seller or Buyer or (b) any Affiliates of Seller or Buyer.

“Third Party Claim” has the meaning set forth in Section 6.4(a).

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Taxes” has the meaning set forth in Section 5.2(a).

“Transition Services Agreement” means the Transition Services Agreement to be mutually agreed upon by the parties on terms and conditions materially consistent with the principles set forth on Schedule 1.1(f).

“Treasury Regulations” means the final and temporary Regulations promulgated under the Code by the United States Department of the Treasury.

“TRIS Make-Whole Payments” means those payments required pursuant to the Supply and Distribution Agreement between Tris Pharmaceuticals, Inc. and Seller (formerly FSC Labs), dated August 9, 2013, as amended August 13, 2014 and February 24, 2016 (related to Karbinal ER), as set forth on Schedule 1.1(g).

Section 1.2.                                Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule of the Disclosure Letter. The table of contents and headings contained in this Agreement, any Related Document or in any Exhibit or Schedule to the Disclosure Letter hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, such Related Document or such Exhibit or Schedule to the Disclosure Letter. Whenever the words “include”, “includes” or “including” are used in this Agreement or any Related Document, they shall be deemed to be followed by the words “without limitation”. The word “or,” when used in this Agreement, has the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the “date hereof” refer to the date of this Agreement. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. For purposes of this Agreement and the Related Documents, the phrases “delivered or made available to Buyer prior to the date hereof”, “delivered or made available to Buyer in the data room prior to the date hereof”, “has made available to Buyer prior to the date hereof” or “has made available to Buyer in the data room prior to the date hereof” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement and the Related Documents as meaning that a copy of such document or information was filed and made available for viewing by Buyer in the electronic data rooms hosted by Seller’s Firmex site (the “Data Room”) in each case no later than three Business Days prior to the date hereof (or, if after such third Business Day, then delivered directly to Buyer and its legal counsel). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all amendments, modifications and attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Any reference contained in this Agreement to specific governmental regulatory provisions or to any specific Governmental Authority shall include any successor regulation or regulatory provisions, or successor Governmental Authority, as the case may be.

ARTICLE II.

PURCHASE AND SALE

Section 2.1.                                Purchase and Sale of Purchased Assets; Purchase Price.

(a)           Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, deliver, transfer and assign (or, as applicable, will cause its Subsidiary to sell, convey, deliver, transfer and assign) to Buyer (or its designated Affiliate), free and clear of all Liens, other than Permitted Liens, and Buyer (or its designated Affiliate) shall purchase, take delivery of and acquire from Seller (or, as applicable, Seller’s Subsidiary) all of Seller’s (or, as applicable, Seller’s Subsidiary’s) right, title and interest in, to and under all of the Purchased Assets. The purchase and sale of the Purchased Assets hereunder is referred to herein as the “Acquisition”.

(b)           In consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, upon the terms and subject to the conditions hereof:

(i)           at the Closing, Buyer shall pay Seller, by wire transfer of immediately available funds to the account set forth on Schedule 2.1(b)(i), an amount equal to $4,500,000 (the “Cash Consideration”);

(ii)           Buyer shall issue to Seller in a transaction exempt from the securities laws pursuant to Rule 506 of Regulation D under the Securities Act of 1933 (the “Securities Act”) that number of shares of Aytu Preferred Stock that is equal to the total number of Stock Consideration Shares; and

(iii)           at the Closing, Buyer shall assume the Assumed Liabilities.

Section 2.2.                                Purchased Assets; Excluded Assets.

(a)           The term “Purchased Assets” means all of the assets primarily used or held for use in the Business, including Seller’s and its Subsidiaries’ right, title and interest in, to and under the following properties and assets (tangible or intangible), in each case other than the Excluded Assets:

(i)           the Contracts relating primarily to the Business, including those set forth on Schedule 2.2(a)(i) (collectively, the “Assumed Contracts”), including all rights thereunder;

(ii)           all Regulatory Authorizations owned, held, possessed, or being pursued by Seller or any of its Subsidiaries, including as set forth on Schedule 2.2(a)(ii) and all of Seller’s NDAs and INDs, if any, and all supporting documentation, labeler code, files, and rights associated with the same, in each case related primarily to the Products and specifically excluding any of the foregoing Regulatory Authorizations related primarily to the Excluded Products;

(iii)           all Business Intellectual Property owned by Seller or its Subsidiaries including the Intellectual Property Rights set forth on Schedule 2.2(a)(iii), and all licenses and other rights of Seller and its Subsidiaries in relation to any Business Intellectual Property that it does not own;

(iv)           all Books and Records, other than the Excluded Books and Records;

(v)           all prepaid expenses related to the Business, including without limitation, annual FDA fees, IQVIA and Trialcard prepayments and other Third Party pre-payments;

(vi)           all unexpired Inventory, including as set forth on Schedule 2.2(a)(vi), and all associated equipment, tooling and fixtures, to be delivered to Buyer as set forth on such Schedule; provided, however, that Seller shall reimburse Buyer for all reasonable costs incurred within 45 days after the Closing with the destruction of any expired Inventory or Inventory with a shelf life of 12 months or less;

(vii)           infrastructure for the marketing and commercialization of the Products, and/or other activities in support of the Business, including associated know-how, files, and other assets such as marketing materials, tradeshow booths and exhibits;

(viii)                      all tangible personal property listed on Schedule 2.2(a)(viii); and

(ix)           all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, and rights of indemnification or setoff against Third Parties and other claims primarily arising out of or primarily relating to the Purchased Assets or the Assumed Liabilities after the Closing and all other intangible property rights that relate to the Purchased Assets or the Assumed Liabilities.

(b)           Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller or any of its Affiliates, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). The Excluded Assets shall include, but not be limited to, the following:

(i)           all cash and cash equivalents, bank accounts and securities of Seller, and all accounts receivable generated prior to the Closing Date;

(ii)           all Contracts other than the Assumed Contracts (it being understood that, for the avoidance of doubt, all Excluded Contracts are Excluded Assets);

(iii)           all statements of work, proposals or other similar documents executed pursuant to any Contract (including the Assumed Contracts) that are not related to the Business nor to any Product or Purchased Assets;

(iv)           all rights, claims and credits of Seller to the extent relating to any Excluded Asset or any Excluded Liability;

(v)           all land, buildings, improvements and fixtures thereon owned or leased by Seller;

(vi)           any refunds, credits or other assets or rights (including interest thereon or claims therefor) with respect to any Taxes (the “Tax Refunds”) relating to the Purchased Assets or Assumed Liabilities and attributable to any Pre-Closing Tax Period;

(vii)           all Intellectual Property Rights of Seller other than the Business Intellectual Property;

(viii)                      the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, and all Excluded Books and Records;

(ix)           all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(x)           all assets, properties and rights used by Seller in its businesses other than the Business;

(xi)           except to the extent included in the Purchased Assets, all other properties, assets, goodwill and rights of Seller of whatever kind and nature, real, personal or mixed, tangible or intangible;

(xii)           Millipred® and Ulesfia® product lines and associated liabilities, rights and obligations, including all Intellectual Property Rights, inventory, and accounts payable related to the Excluded Products; and

(xiii)                      the assets set forth on Schedule 2.2(b)(xiii).

Section 2.3.                                Assumed Liabilities; Excluded Liabilities.

(a)           Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), and Buyer (or its designated Affiliate) shall assume from Seller the Assumed Liabilities.

(b)           Notwithstanding anything in this Agreement or the Related Documents to the contrary, other than the Assumed Liabilities: (i) Buyer shall not be the successor to Seller or any Affiliates of Seller, and (ii) Buyer expressly does not assume, and shall not become liable to pay, perform or discharge, any Liability whatsoever of Seller or any Affiliates of Seller, to the extent arising out of or otherwise relating in any way to the Purchased Assets. All such Liabilities are referred to herein as the “Excluded Liabilities”. Without limitation of the foregoing, the Excluded Liabilities shall include the following Liabilities:

(i)           any Liabilities to the extent relating to or arising out of the Excluded Assets;

(ii)           any Liability for Taxes (a) of Seller, (b) relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (c) that arise out of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 5.2 other than Transfer Taxes for which Buyer is liable under Section 5.2 below, or (d) of any Person of any kind or description that becomes a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Law in connection with the transactions contemplated hereby;

(iii)           any Liabilities of Seller or any Affiliates of Seller under this Agreement, the Related Documents or in connection with the Contemplated Transactions;

(iv)           all Liabilities pertaining to any Assumed Contract which relate to the period prior to the Closing (other than the Assumed Liabilities);

(v)           all Liabilities under Excluded Contracts;

(vi)           any Liabilities (including all Actions relating to such Liabilities) of Seller or any Affiliates of Seller to any Person and claims from any Person to the extent relating to or arising out of circumstances existing on or prior to the Closing, including those to the extent relating to or arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property that resulted from the use, operation, ownership or misuse of the Purchased Assets or the operation of the business of Seller or any Affiliates of Seller, to the extent such conduct occurred on or prior to the Closing;

(vii)           any successor Liability relating to Seller defined benefit plans or otherwise pursuant to applicable state employment or labor laws and ERISA;

(viii)                      any Liability arising from destruction charges incurred within 45 days after Closing relating to any expired Product or Inventory with less than 12 months or less of shelf life;

(ix)           any Liabilities (including all Actions relating to such Liabilities) to the extent relating to or arising out of the Intellectual Property Rights of any Person on or prior to the Closing, including any Liability for any loss or infringement, misappropriation, other violation thereof or for violation of privacy, personal information or data protection rights; and

(x)           any other Liabilities arising out of the Purchased Assets or the operation of the business of Seller or any Affiliates of Seller on or prior to the Closing, whether or not any such Liabilities are claimed prior to or after the Closing (other than the Assumed Liabilities);

(xi)           any other Liabilities (including all Actions relating to such Liabilities) of Seller set forth on Schedule 2.3(b)(xi).

Section 2.4.                                Closing; Closing Deliverables.

(a)           Closing. The closing of the Acquisition (the “Closing”) shall take place remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in this Section 2.4 on the second Business Day after all of the conditions to Closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date” and, for all purposes of this Agreement, the Closing shall be deemed effective as of open of business on the Closing Date.

(b)           Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)           a certificate, dated as of the Closing Date, duly executed by the secretary of Seller, certifying that:

(A)           all documents to be executed by Seller and delivered at the Closing have been executed by a duly authorized officer of Seller;

(B)           the resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement, as attached to the certificate, were duly adopted and remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

(C)           Seller’s officer(s) executing this Agreement, and each of the other documents necessary for consummation of the Contemplated Transactions, is an incumbent officer, and the specimen signature on such certificate is a genuine signature;

(ii)           the Transition Services Agreement, duly executed by Seller;

(iii)           the bill of sale in the form of Exhibit 2.4(b)(iii)(A) (the “Bill of Sale”) and the assignment and assumption agreement in the form of Exhibit 2.4(b)(iii)(B) (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iv)           a registration rights agreement, in the form of Exhibit 2.4(b)(iv) (the “Registration Rights Agreement”), duly executed by Seller;

(v)           a certificate from Seller, dated as of the Closing Date, prepared and executed in accordance with Treasury Regulations Section 1.1445-2(b)(2) certifying that Buyer is not required to withhold from the proceeds of the Acquisition pursuant to Section 1445 of the Code;

(vi)           a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller, certifying that Seller (a) is able to pay its debts as they become due and (b) has adequate capital to carry on its business.

(vii)           a duly completed and accurate IRS Form W-8 or W-9 for Seller;

(viii)                      a fully executed waiver (the “Deerfield Waiver”), in form and substance acceptable to Buyer, pursuant to which Deerfield CSF, LLC, on behalf of itself and all its Affiliates, (a) waives its right to accelerate the Deferred Payments (as defined in the Deerfield Agreement) as a result of the Contemplated Transactions and (b) acknowledges that the Contemplated Transactions are not an Acceleration Trigger Event (as defined in the Deerfield Agreement);

(ix)           unless such parties are released by Deerfield CSF, LLC and its relevant Affiliates, fully executed consents from Avadel US Holdings, Inc. and Avadel Pharmaceuticals plc consenting to the Contemplated Transactions and the transfer of their guarantor obligations pursuant to Guarantees dated February 16, 2018; and

(x)           Seller will enter into a Voting Agreement in the form of Exhibit 2.4(b)(x).

(c)           Buyer Closing Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)           the Cash Consideration payment required pursuant to Section 2.1(b)(i) and the shares of AYTU Common Stock required pursuant to Section 2.1(b)(ii).

(ii)           a certificate, dated as of the Closing Date, duly executed by an authorized officer of Buyer, certifying that:

(A)           all documents to be executed by Buyer and delivered at the Closing have been executed by a duly authorized signatory of Buyer;

(B)           the resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement, as attached to the certificate, were duly adopted and remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

(C)           Buyer’s officer executing this Agreement, and each of the other documents necessary for consummation of the Contemplated Transactions, is an incumbent officer, and the specimen signature on such certificate is a genuine signature;

(iii)           Armistice Capital and certain officers of Aytu will enter into a Voting Agreement in the form of Exhibit 2.4(c)(iii).

(iv)           a certificate, dated as of the Closing Date, duly executed by an authorized officer of Buyer, certifying that Buyer (a) is able to pay its debts as they become due and (b) has adequate capital to carry on its business.

(v)           the Transition Services Agreement, duly executed by Buyer;

(vi)           the Registration Rights Agreement, duly executed by Buyer; and

(vii)           the Bill of Sale and the Assignment and Assumption Agreement, duly executed by Buyer.

Section 2.5.                                Non-assignable Assets.

(a)           Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.5, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver has not been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to Seller’s compliance with this Section 2.5, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use, each at its own cost and expense, commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all rights, liabilities and obligations under any and all Assumed Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by 50% by Seller and 50% by Buyer in accordance with Section 5.2(a) of this Agreement.

(b)           To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.5, Buyer and Seller shall use, each at its own cost and expense, commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing, or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. To the extent permitted under applicable Law, Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.5. Notwithstanding anything herein to the contrary, the provisions of this Section 2.5 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law.

(c)           Unless Seller has successfully assigned all its rights under the Avadel Contract that are relevant to the Business to Buyer, then the following will be applicable: to the extent that any Losses suffered by any Buyer Indemnified Party are not indemnified by Seller under Article 7 of this Agreement but would be indemnifiable (in part or in full) or otherwise be the basis of a valid legal claim under the Avadel Contract, Seller hereby indemnifies the Buyer Indemnified Parties for such Losses; provided, however, that it is understood that Seller will not be obligated to remit payment under this clause until (and to the extent that) it has successfully collected pursuant to its indemnity rights or claims under the Avadel Contract.  Upon written instruction from Buyer, Seller agrees to use its reasonable best efforts to pursue such available indemnities or claims under the Avadel Contract and to be directed by Buyer in terms of use of legal counsel and other advisors; provided, that all out-of-pocket expenses of Seller incurred pursuant to Buyer’s instruction under this clause will be reimbursed by Buyer.

Section 2.6.                                Purchase Price Allocation.

(a)           The Purchase Price and other relevant items for Tax purposes shall be allocated among the Purchased Assets in accordance with the principles set forth in Section 1060 of the Code (and the Treasury Regulations promulgated thereunder). Buyer shall prepare a draft allocation statement in accordance with the aforementioned principles and provide a copy to Seller no later than sixty (60) calendar days after the Closing Date. Seller shall inform Buyer in writing within thirty (30) calendar days of the receipt of such draft of any objection Seller has to the draft allocation. To the extent that any such objection is received, the Buyer and Seller shall attempt in good faith to resolve any dispute. If Buyer and Seller are unable to reach such agreement within thirty (30) days after receipt by Buyer of such notice (or such longer period as may be mutually agreed), the disputed items shall be resolved by a nationally recognized accounting firm that is mutually acceptable to Buyer and Seller (the “Independent Accountant”), and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within thirty (30) days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The allocation as determined by agreement of the Parties or by the Independent Accountant, as the case may be (the “Purchase Price Allocation”), shall be binding on the Parties.

(b)           Seller and Buyer agree to act in accordance with the Purchase Price Allocation, as adjusted and finally determined in accordance with Section 2.6(a) if applicable, in any income Tax Return, including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of any comparable Law, unless otherwise required by a change in Law after the date hereof, or a final “determination,” as defined in Section 1313(a) of the Code or similar final resolution under applicable state, local or other Tax Law. Buyer and Seller shall cooperate in the preparation of such Tax Returns and file such forms as required by applicable Law. Neither Buyer nor Seller shall take a position inconsistent therewith upon examination of any Tax Return, in any refund claim, or in any litigation or investigation, without the prior written consent of the other Party, except as required by applicable Law. In the event that the Purchase Price Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.

Section 2.7.                                Tangible Purchased Assets.

Seller shall, without charge to Buyer, hold all tangible Purchased Assets (other than tangible Purchased Assets that are held on behalf of Seller by any Third Party) on behalf of Buyer until Buyer or its designee takes possession thereof; provided, however, that Seller may, upon notice to Buyer (and except as otherwise provided in the Transitions Services Agreement), charge Buyer for Seller’s reasonable costs to store any tangible Purchased Assets beyond the 60th day following the Closing. With respect to tangible Purchased Assets held by any Third Parties on behalf of Seller, Seller shall assist Buyer in arranging to have such Third Parties continue to hold such tangible Purchased Assets on behalf of Buyer at Buyer’s expense. If requested by Buyer, Seller shall maintain and/or arrange for Third Parties to maintain casualty insurance for the replacement value of tangible Purchased Assets in Seller’s or such Third Parties’ possession, and Buyer shall reimburse the reasonable cost thereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows, except (i) as set forth in the Schedules to the Disclosure Letter attached hereto (to the extent any such Schedule to the Disclosure Letter is numbered to correspond to a representation or warranty, such Schedule to the Disclosure Letter includes a cross reference to a Schedule to the Disclosure Letter corresponding to another representation or warranty, or the applicability of disclosure on a Schedule to the Disclosure Letter to another representation is reasonably apparent based on the face of such disclosure) and (ii) as otherwise disclosed or identified in the Cerecor SEC Documents filed with the SEC after December 31, 2018 and publicly available prior to the date hereof, without giving effect to any amendment to any such Cerecor SEC Documents filed on or after the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of such Cerecor SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature) so long as the applicability of a disclosure in such Cerecor SEC Documents to a representation or warranty is reasonably apparent based on the face of such disclosure.

Section 3.1.                                Organization, Standing and Power.Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority to own, lease or otherwise hold and operate the Purchased Assets and the Business. Seller is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the Business operates, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to materially impact the Business. Seller has made available to Buyer, prior to the execution of this Agreement, complete and accurate copies of Seller’s certificate of incorporation, bylaws, certificate of organization, operating agreement, and any other applicable formation or organizational documents, in each case as amended to the date hereof (collectively, the “Seller’s Organizational Documents”). Seller is not in violation of any of the provisions of Seller’s Organizational Documen

Section 3.2.                                Authority; Noncontravention.

(a)           Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Seller and the consummation by Seller of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)           Except as set forth on Schedule 3.2(b), the execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon the Purchased Assets under, (i) Seller’s Organizational Documents, (ii) any Contract to which Seller is a party in respect of the Business, or to which any of the Purchased Assets is subject or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to the Business or the Purchased Assets or (B) Order applicable to the Business or the Purchased Assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, would not be material to the operation of the Business.

(c)           Except as set forth on Schedule 3.2(c), no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Seller, its Subsidiaries or the Purchased Assets in connection with the execution and delivery of this Agreement or any Related Document by Seller, the transfer of the Purchased Assets to Buyer or the consummation of the Contemplated Transactions.

(d)           The Board of Directors of Seller, by resolutions duly adopted by a unanimous vote of disinterested directors at a meeting of all directors of Seller duly called and held and, not subsequently rescinded or modified in any way, has approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein.

Section 3.3.                                Financial Statements; Absence of Certain Changes or Events.

(a)           Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Cerecor SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Seller and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(b)           Seller has provided Buyer with certain financial information for the Business consisting of revenues and direct costs of the Business for the periods from January 1, 2018 through June 30, 2019 (excluding for a period from January 1, 2018 through February 15, 2018) which information was prepared on a basis consistent with GAAP and fairly represents in all material respects the revenues and direct costs of the Business for such periods.

(c)           Since December 31, 2018 (the “Measurement Date”) (a) no event has occurred which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (b) there has been no material loss, destruction or damage (in each case, whether or not insured) affecting the Purchased Assets or any rights thereunder and (c) no event, condition, action, or effect has been taken or has occurred that would constitute a breach of Section 5.10(b) if such had been taken or occurred during the period from the date hereof through Closing.

Section 3.4.                                Good Title; Sufficiency of Assets.

(a)           Except for the Business Intellectual Property (which is addressed in Section 3.5), (i) Seller or an applicable Subsidiary has good and marketable title to, or valid contract rights to or other valid rights to use, as applicable, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens), and has complete power and rights to sell, assign, transfer and deliver to Buyer, as applicable, the Purchased Assets, (ii) there are no adverse claims of ownership to the Purchased Assets and Seller has not received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets, and (iii) at the Closing, Buyer will acquire from Seller or an applicable Subsidiary good title to, or valid contract rights to or other valid rights to use, as applicable, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(b)           Except for the Excluded Assets, the Purchased Assets constitute (i) all of the interests, assets and rights of Seller or any Subsidiaries of Seller acquired, conceived, collected, compiled, generated, reduced to practice or otherwise made or used in connection with the Business and (ii) all of the interests, assets and rights of Seller or any Subsidiaries of Seller used, held for use or intended to be used in connection with the Business or any Product.

Section 3.5.                                Intellectual Property.

(a)           Subject to Section 3.5(b) and Section 3.5(f), and except as disclosed in Schedule 3.5(a), Seller owns or has a valid license (pursuant to the licenses set forth on Schedule 2.2(a)(iii)) to use all Business Intellectual Property (including all Intellectual Property Rights set forth on Schedule 2.2(a)(iii)), in each case free and clear of all Liens (other than Permitted Liens and, for Business Intellectual Property licensed to the Seller, those Liens that may be imposed by the terms of the Contracts identified in Schedule 3.5(a) pursuant to which such licenses were granted). All Business Intellectual Property will, immediately subsequent to the Closing, be owned by or licensed to Buyer on substantially the same terms on which Seller or its Subsidiaries, immediately prior to the Closing, owned or licensed such Business Intellectual Property. For the avoidance of doubt, this Section 3.5(a) does not constitute a representation or warranty of Seller relating to infringement, misappropriation or other violation of the Intellectual Property Rights of any Person.

(b)           Seller and its Subsidiaries have not infringed, misappropriated or otherwise violated and Seller and its Subsidiaries are not infringing, misappropriating or otherwise violating (including with respect to the discovery, development, clinical testing, manufacture, distribution, advertising, use, Exploitation or sale by Seller of any Product) the rights of any other Person with regard to any Product or Business Intellectual Property; provided, however, that with respect to Third Party patents and trademarks, the foregoing representation and warranty are made only to Seller’s Knowledge. To Seller’s Knowledge, the Business Intellectual Property constitutes all Intellectual Property Rights that Buyer would need to practice in order to Exploit the Products after the Closing in substantially the same manner as Seller and its Subsidiaries have Exploited the Products prior to the Closing. To Seller’s Knowledge, no other Person or Persons has or have infringed, misappropriated or otherwise violated or is or are infringing, misappropriating or otherwise violating the Business Intellectual Property owned by or exclusively licensed to Seller or any of its Subsidiaries.

(c)           No claims against Seller or its Subsidiaries are pending or, to Seller’s Knowledge, threatened with regard to (i) the Control or use of any Business Intellectual Property; (ii) any actual or potential infringement, misappropriation or unauthorized use of Business Intellectual Property; (iii) any actual or potential infringement, misappropriation or unauthorized use of any Third Party’s Intellectual Property Rights with respect to any Business Intellectual Property, the Business, or any Product; or (iv) the validity or enforceability of any Business Intellectual Property. Seller has the right to bring actions for infringement, including all rights to recover damages for past infringement (to the extent permitted by applicable Law), of all Business Intellectual Property owned by or exclusively licensed to Seller or its Subsidiaries.

(d)           Schedule 2.2(a)(iii) sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations (if any), copyright registrations (if any) and all invention disclosures, that, in each case, are owned by or licensed to Seller or its Subsidiaries and related to the Business or any Product. The patent applications listed in Schedule 2.2(a)(iii) that are owned by Seller or its Subsidiaries are (and such applications that are otherwise Controlled by Seller and used in the Business are, to Seller’s Knowledge) pending and have not been abandoned and have been and continue to be timely prosecuted. All patents, registered trademarks and applications therefor owned by Seller or its Subsidiaries that are related to the Business or a Product have been (and all such patents, registered trademarks and applications otherwise licensed to Seller or its Subsidiaries have been, to Seller’s Knowledge) duly registered or filed with or issued by each appropriate Governmental Authority in the jurisdiction indicated in Schedule 2.2(a)(iii), all related necessary affidavits of continuing use have been (or, with respect to licenses, to Seller’s Knowledge have been) timely filed, and all related necessary maintenance fees have been (or, with respect to licenses, to Seller’s Knowledge have been) timely paid to continue all such rights in effect. None of the patents listed in Schedule 2.2(a)(iii) that are owned by Seller or of its Subsidiaries have (and no such patents that are licensed to Seller or its Subsidiaries have, to Seller’s Knowledge) expired, been disclaimed, in whole or in part, been declared invalid, in whole or in part, or held to be unenforceable by any Governmental Authority. None of the trademarks or trademark applications listed in Schedule 2.2(a)(iii) that are owned by Seller or its Subsidiaries are (and no such trademarks or trademark applications that are licensed to Seller or its Subsidiaries are, to Seller’s Knowledge) involved in or the subject of any ongoing oppositions, cancellations or other proceedings. None of the patents or patent applications listed in Schedule 2.2(a)(iii) that are owned by Seller or its Subsidiaries are (and no such patents or patent applications that are licensed to Seller or its Subsidiaries are, to Seller’s Knowledge) involved in or the subject of any material ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte (other than ex parte proceedings in connection with such patent applications) and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. Each of the patents and patent applications listed in Schedule 2.2(a)(iii) that are owned by Seller or its Subsidiaries properly identifies (and, to Seller’s Knowledge, such patents and applications licensed to Seller or its Subsidiaries properly identify) each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Schedule 2.2(a)(iii) that are owned by Seller or its Subsidiaries has executed (and, to Seller’s Knowledge, such inventors named on such patents and applications that are licensed to Seller or its Subsidiaries and material to the Business or any Product have executed) an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to Seller or its Subsidiaries, as applicable, or in the case of licensed Patents, to the appropriate owners. To Seller’s Knowledge, no such inventor of any patents or patent applications owned by Seller or its Subsidiaries has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to Seller or its Subsidiaries under such agreement with Seller or its Subsidiaries.

(e)           Except as set forth on Schedule 3.5(e), to Seller’s Knowledge, no current or former director, officer, employee, contractor or consultant of Seller or its Subsidiaries owns any rights in or to any Business Intellectual Property, or any other Intellectual Property Rights covering any Product. All current and former directors, officers, employees, contractors and consultants of Seller and its Subsidiaries who contributed to the discovery, creation or development of any Product or Business Intellectual Property did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Business Intellectual Property and any other Product-related Intellectual Property Rights arising therefrom became the exclusive property of Seller or (ii) pursuant to a written agreement assigning all of his or her rights in Business Intellectual Property and any other Product-related Intellectual Property Rights to Seller. No current or former directors, officers, employees, contractors or consultants of Seller or its Subsidiaries has notified Seller or its Subsidiaries of, nor, to Seller’ Knowledge, otherwise made or threatened to make, any claim or challenge against Seller or any Affiliates of Seller in connection with their contribution to the discovery, creation or development of any Business Intellectual Property or any other Intellectual Property Rights covering or pertaining to any Product.

(f)           Schedule 3.5(f) sets forth a complete and accurate list as of the date hereof of all options, rights, licenses or interests of any kind relating to any Product or Business Intellectual Property (i) granted to Seller or its Subsidiaries by any other Person (other than software licenses for commercially available off the shelf software and except pursuant to employee proprietary inventions agreements (or similar employee agreements)), or (ii) granted by Seller or its Subsidiaries to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments). All material obligations for payment of monies due and payable by Seller or its Subsidiaries prior to Closing and other material obligations in connection with such options, rights, licenses or interests that were required to be performed prior to Closing have been satisfied in a timely manner.

(g)           Seller or its Subsidiaries, as applicable, have used reasonable efforts to make all filings with Governmental Authorities and obtain all grants and registrations as may be reasonably necessary or appropriate to preserve and protect the Business Intellectual Property owned by Seller or its Subsidiaries.

(h)           Seller or its Subsidiaries, as applicable, have used reasonable efforts and taken commercially reasonable steps designed to maintain in confidence its trade secrets and other confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice or otherwise made or used in connection with the Business or related to any Product, including through the development of a policy for the protection of intellectual property and periodic training for all employees of Seller and its Subsidiaries on the implementation of such policy; requiring all employees of Seller to execute confidentiality agreements with respect to intellectual property developed for or obtained from Seller or its Subsidiaries; and entering into licenses and Contracts that generally require licensees, contractors and other Third Parties with access to any trade secrets or other confidential information to keep such trade secrets or other confidential information confidential. To the Knowledge of the Seller: (i) no Third Parties have materially violated any material term of such licenses or Contracts, and (ii) the confidentiality of Seller’s and its Subsidiaries’ trade secrets and other confidential information pertaining to the Business or any Product has not otherwise been materially compromised.

(i)           The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and any Related Document will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon or the transfer of, any Business Intellectual Property that is material to the Business or any Product.

(j)           Notwithstanding the foregoing, Seller and Buyer hereby acknowledge and agree that Seller makes no representations or warranties with respect to the trademarks set forth on Schedule 3.5(j), and any such representations and warranties are hereby disclaimed by Seller.

Section 3.6.                                Assumed Contracts.

(a)           There are no Contracts, other than the Assumed Contracts and Excluded Contracts, to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries is bound, in either case, to which the Business or any of the Purchased Assets are subject.

(b)           The Assumed Contracts are legal, valid and binding agreements of Seller and are in full force and effect and are enforceable against Seller and, to Seller’s Knowledge, each other party thereto, in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. Seller and its Subsidiaries have performed all material obligations required to be performed by them to date under the Assumed Contracts, and Seller and its Subsidiaries are not and will not be (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to Seller’s Knowledge, no other party to any Assumed Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Seller and its Subsidiaries have not received any written notice of intention to terminate any Assumed Contract or of any claim of breach with respect to the performance of Seller’s or its Subsidiaries’ obligations under any Assumed Contract. Except as set forth on Schedule 3.6, none of the Assumed Contracts are the subject of any ongoing negotiation discussions or pending notice of termination.

Section 3.7.                                Compliance with Law. The Purchased Assets and the Business (i) have been since the Measurement Date and are conducted in all respects in compliance with all applicable Laws, except where the failure to be in compliance would not reasonably be expected to be material to the operation of the Business, and (ii) have had since the Measurement Date and have all material Regulatory Authorizations, except where the failure to obtain or hold such Regulatory Authorizations would not reasonably be expected to be material to the operation of the Business. Each such Regulatory Authorization is , to Seller’s Knowledge, valid and in full force and effect. There has occurred no material default by Seller or any of its Subsidiaries under, or material violation by Seller or any of its Subsidiaries of, any such Permit. Seller and its Subsidiaries have not received any written notice from any Governmental Authority or other Person to the effect that Seller or any of its Subsidiaries is not, or may not be, in compliance with any material Law with respect to the Purchased Assets or the Business.

Section 3.8.                                Litigation. Except as set forth on Schedule 3.8, there is no Action pending or, to Seller’s Knowledge, threatened, that affects or, if successful, would reasonably be expected to be materially adverse to the Purchased Assets or that, if successful, would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the Contemplated Transactions. There is no outstanding Order of any Governmental Authority against Seller or any of its Subsidiaries arising out of or relating to the Purchased Assets or that would reasonably be expected to be materially adverse to the Purchased Assets or that would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the Contemplated Transactions.

Section 3.9.                                Taxes. Except as set forth on Schedule 3.9:

(a)           Seller has filed (taking into account any valid extensions) all income Tax and other material Tax Returns required to be filed by Seller. Such Tax Returns are true, complete and correct in all material respects. Seller is not currently a beneficiary of any extension of time within which to file any such Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by Seller, whether or not shown on such Tax Returns, have been paid. Seller has established, in accordance with GAAP as applied on a basis consistent with that of preceding periods, adequate reserves for the payment of any Taxes not yet due and payable arising from or with respect to the Business or the Purchased Assets and are incurred or attributable to a Pre-Closing Tax Period.

(b)           Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied in all material respects with all information reporting and backup withholding required by applicable Law.

(c)           There are no Encumbrances for Taxes (other than Permitted Liens) upon any of the Purchased Assets.

(d)           No deficiency for any Taxes has been proposed, asserted or assessed in writing against Seller that has not been resolved and paid in full. No waiver, extension or comparable consent given by Seller regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of Seller, nor has there been any written notice to Seller by any Taxing Authority regarding any such audit or other proceeding, nor, to Seller’s Knowledge, is any such Tax audit or other proceeding threatened with regard to any taxes or Tax Returns of Seller.

(e)           Schedule 3.9(e) sets forth each jurisdiction in which Seller is required to file Tax Returns or pay Taxes with respect to the Business or the Purchased Assets. No written claim has been made by a Taxing Authority in any jurisdiction where Seller does not file Tax Returns that the Business or the Purchased Assets are or may be subject to taxation by that jurisdiction.

(f)           No power of attorney or closing agreement with respect to any Tax matter is currently in force with respect the Purchased Assets that would, in any manner, bind, obligate or restrict Buyer. Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to Seller that would be binding on Buyer in respect of the Purchased Assets or the Business for any Post-Closing Tax Period.

(g)           Seller has not participated in any reportable or listed transaction as defined under Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b).

Section 3.10.                                Regulatory Matters.

(a)           Schedule 3.10(a)(i) sets forth a true and complete list of (i) all Regulatory Authorizations held by Seller or under which Seller conducts business, or that have been submitted by or on behalf of Seller, in each case, relating to the Business or a Product, and (ii) all applications or notifications or submissions for Regulatory Authorizations pending in relation thereto. Seller owns or has sufficient rights under all material Regulatory Authorizations that are required for or relate to the Business. Each such Regulatory Authorization (A) has been validly issued or acknowledged by the appropriate Regulatory Authority and is in full force and effect and (B) to the extent constituting a Purchased Asset, such Regulatory Authorizations or Seller’s and its Subsidiaries’ rights therein are transferable to Buyer. To Seller’s Knowledge, there are no facts, circumstances or conditions that would prevent the transfer of any Regulatory Authorization held by Seller or any of its Subsidiaries to Buyer on or after the Closing Date. Seller and its Subsidiaries have received no notice of any action pending or recommended by any Regulatory Authority to revoke, withdraw, suspend or materially limit any Regulatory Authorization. With respect to each Product, Seller has made available to Buyer complete and accurate copies of all material applications, registrations, licenses, waivers, accreditations, authorizations, approvals, and clinical and preclinical data in the possession or control of Seller and its Subsidiaries and all material written correspondence between Seller and its Subsidiaries and the applicable Regulatory Agency (including minutes and official contact reports of communications with any applicable Regulatory Authority) and all material supporting documents, in each case as requested by Buyer.

(b)           The Seller and its Subsidiaries have not failed to file with any applicable Regulatory Authorities any required filing, declaration, listing, registration, report or submission (including, without limitation); (ii) all such filings, declarations, listings, registrations, reports or submissions were in material compliance with Law when filed; and (iii) to Seller’s Knowledge, no deficiencies have been asserted by any applicable Regulatory Authority with respect to any such filings, declarations, listings, registrations, reports or submissions that remain unresolved.

(c)           Except as set forth on Schedule 3.10(c), all pre-clinical and clinical studies, trials and investigations conducted or sponsored in relation to the Business are being, and at all times have been, conducted in compliance in all material respects with all applicable clinical protocols, informed consents and applicable Laws administered or issued by applicable Regulatory Authorities, including (to the extent applicable) (i) the U.S. Food and Drug Administration (“FDA”) or other health authority standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations and associated regulatory guidance, (ii) investigational new drug requirements and associated regulatory guidance, (iii) FDA or other Regulatory Authority or other Governmental Authority standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including Title 21 parts 50, 54, 56, 312, 314, and 320 of the Code of Federal Regulations and associated regulatory guidance, (iv) Laws or other Regulatory Authority standards for restricting the use and disclosure of individually identifiable health information, (v) the International Council for Harmonisation Guideline on Good Clinical Practice (ICH Topic E6) and associated regulatory guidance and (vi) communications or notices from Regulatory Authorities regarding the conduct of such studies, trials and investigations. All clinical trial adverse events in patients in a clinical trial conducted or sponsored in relation to the Business within the knowledge of Seller have been disclosed to Buyer and all associated correspondence to or from Seller or any of its Subsidiaries, including actual or potential claims for recompense, have been made available to Buyer. The Seller and its Subsidiaries have received no notices or other correspondence from the FDA or any committee thereof or from any other Regulatory Authority or other Government Authority requiring or recommending the termination or suspension of any clinical trials related to the Products. The Seller and its Subsidiaries have not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any Future Product proposed to be developed, produced or marketed by Seller or its Subsidiaries nor has the FDA provided written notice or, to Seller’s Knowledge, otherwise expressed or conveyed any concern as to approving or clearing for marketing any Future Product being developed or proposed to be developed by Seller or any of or its Subsidiaries.

(d)           No Product manufactured or distributed by Seller or any of its Subsidiaries is or has been (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Laws), including, but not limited to, applicable requirements of 21 C.F.R. Parts 600, or 1271, (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Laws) or (iii) a product that is in violation of 21 U.S.C. § 355, § 360, § 360e (or similar Laws).

(e)           To Seller’s Knowledge, no Regulatory Authority has commenced or threatened to initiate any Action to place a clinical hold order on, or otherwise terminate, delay or suspend any proposed or ongoing pre-clinical or clinical studies, trials, IND application or investigations conducted or proposed to be conducted in connection with the Business.

(f)           Seller and its Subsidiaries have not directly or indirectly received any written communication (including any warning letter, untitled letter, Form 483 or similar notice) from any Regulatory Authority except as disclosed in Schedule 3.10(f), and, to Seller’s Knowledge, there are no material Actions related to the Business pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case (i) relating to, arising under or alleging that Seller or any of its Subsidiaries, officers, employees or agents is not currently in compliance with, any Law administered or issued by any Regulatory Authority or (ii) regarding any debarment action or investigation in respect of Seller or any of its officers, employees or agents undertaken pursuant to 21 U.S.C. Sections 335(a), (b) and (c), or any similar regulation of a Regulatory Authority. To Seller’s Knowledge, there are no pending voluntary or involuntary destruction orders, seizures or other regulatory enforcement actions related to the Business and no Data relating to any Product that has been made public is the subject of any regulatory or other Action, either pending or threatened, by any Regulatory Authority questioning the truthfulness or scientific adequacy of such Data.

(g)           All of the manufacturing facilities and operations of the Seller and its Subsidiaries and, to Seller’s Knowledge, its and their suppliers or contract manufacturers are in compliance in all material respects with applicable Law addressing current good manufacturing practices and laws and standards related to marketing, promotion, imports and exports, and off-label uses. No Product is under consideration by senior management of Seller for recall, withdrawal, removal, suspension, seizure or discontinuation, or has been recalled, withdrawn, removed, suspended, seized or discontinued (other than for commercial or other business reasons) by Seller or any of its Subsidiaries, in the United States or outside the United States (whether voluntarily or otherwise) and, to Seller’s Knowledge, no legal proceedings in the United States or outside of the United States (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuation of any Product are pending against Seller or its Subsidiaries, or its or their agents or any licensee of any Product.

(h)           Neither Seller nor its Subsidiaries nor, to Seller’s Knowledge, any officer, employee, agent or distributor of Seller or its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy. Neither Seller, its Subsidiaries nor, to Seller’s Knowledge, any officer, employee or agent of Seller or its Subsidiaries has been convicted of any crime or engaged in any conduct for which debarment is mandated by or authorized by 21 U.S.C. Sections 335(a), (b) and (c) or any similar Laws. Neither Seller nor, to Seller’s Knowledge, any officer, employee or agent of Seller has been convicted of any crime or engaged in any conduct for which such Person would be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Laws.

(i)           Seller and its Subsidiaries are, and, since the Measurement Date, have been, in compliance with: (i) Laws and guidance pertaining to state and federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Statutes; (ii) Laws and guidance pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations); and (iii) Laws relating to providing and reporting of payments to health care professionals or health care entities. With respect to interactions with healthcare professionals, Seller and its Subsidiaries follow their corporate compliance program, both in the United States and in foreign countries, which complies with Law and Seller believes is the substantial equivalent of the PhRMA Code on Interactions with Healthcare Professionals and/or the International Federation of Pharmaceutical Manufacturers Associations’ Code of Pharmaceutical Marketing Practices and the European Federation of Pharmaceutical Industries’ Associations’ European Code of Practice for the Promotion of Prescription-only Medicines, and Interactions with, Healthcare Professionals in the respective countries and states and related jurisdictions to which those or similar codes and standards apply.

(j)           Seller has not presented or caused to be presented to any Governmental Authority or any other Person any claim for payment for an item or service in violation of, or that would be the basis for liability under, the False Claims Act, 31 U.S.C. § 3729 – 3733, any similar state false claims act, the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, or the common law or administrative theories of recoupment, payment by mistake, unjust enrichment, disgorgement, conversion, breach of contract, or fraud.

(k)           Seller is a “covered entity” or a “business associate” pursuant to the Health Insurance Portability and Accountability Act of 1996 (as those terms are defined in 45 §160.103), and Seller has implemented in all material respects any confidentiality, security and other measures and complied in all material respects with all other applicable Laws relating to the privacy, breach notification, or security of individually identifiable information, including the Federal Trade Commission Act, the Children’s Online Privacy Protection Act (COPPA), and similar applicable Laws in any foreign jurisdiction in which Seller does business. Seller has not notified, either voluntarily or as required by Applicable Law, any affected individual, any Governmental Authority, or the media of any breach of personal identifiable information. Seller has not suffered any unauthorized acquisition, access, use or disclosure of any personal information that, individually or in the aggregate, materially compromises the security or privacy of such personal information.

(l)           Neither Seller nor, to Seller’s Knowledge, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act.

Section 3.11.                                Inventory. Schedule 2.2(a)(v) sets forth the Inventory as of September 30, 2019 (within five (5) days after the Closing Date, such schedule to be updated by Seller and delivered to Buyer to set forth the Inventory as of the Closing Date). As of the date hereof, the Inventory is (a) free from any material defect or deficiency, (b) is in good and usable condition for its use in the Business and (c) meets in all material respects all of the applicable requirements and specifications.

Section 3.12.                                Relationships with Suppliers. Since the Measurement Date, no supplier of a Product or any Person materially involved in the Exploitation of a Product has canceled or otherwise terminated, or provided written notice to Seller of its intent, or to Seller’s Knowledge, threatened in writing, to terminate its relationship with Seller with respect to a Product, or, since the Measurement Date, decreased or limited by more than five percent (5%), or provided written notice to Seller of its intent, or, to Seller’s Knowledge, threatened in writing, to so decrease or limit its sales to Seller.

Section 3.13.                                Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Buyer could become responsible in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

Section 3.14.                                Insurance. Seller and its Subsidiaries maintain such policies of insurance relating to the Purchased Assets and the Business as are reasonably sufficient for material compliance by Seller and its Subsidiaries with (i) all requirements of applicable Laws and (ii) all Assumed Contracts, and Seller and its Subsidiaries have complied in all material respects with the provisions of each such policy under which it is an insured party. Neither Seller nor any of its Subsidiaries have been refused any insurance with respect to any Purchased Asset or the Business, nor has Seller’s or and its Subsidiaries’ coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. To Seller’s Knowledge, there are no existing claims under any insurance policy relating to the Purchased Assets or the Business. No written notice of cancellation or termination has been received by Seller or any of its Subsidiaries with respect to any insurance policy relating to the Purchased Assets or the Business.

Section 3.15.                                Adequate Consideration; Solvency. Seller is (a) able to pay its debts as they become due and (b) solvent and will be solvent immediately following the Closing. As of the date of this Agreement, Seller is not engaged or intending to be engaged in business or a transaction for which its remaining assets and capital are or will be insufficient. As of the date of this Agreement, Seller does not intend to incur Liabilities that would be beyond its ability to pay as such Liabilities matured. Seller has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

Section 3.16.                                Related Party Transactions. Schedule 3.16 describes any transaction between Seller, on the one hand, and any current or former partner, director, officer, employee, manager, member or stockholder (who holds at least five percent (5%) of Seller’s outstanding capital stock) of Seller, on the other hand, in each case, related to the Purchased Assets or the Business. No current or former partner, director, officer, employee, manager, member or stockholder (who holds at least five percent (5%) of Seller’s outstanding capital stock) of Seller has any ownership interest in the Purchased Assets, or, to Seller’s Knowledge, any Person that is a supplier of any Product (directly or indirectly) or actively engaged in the business of Exploiting a Competing Product (in each case, other than equity positions in companies that such Person does not Control).

Section 3.17.                                Employment Law Matters. Seller: (i) is in compliance with all applicable Law and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration and work authorization with respect to Seller employees, and contingent workers; and (ii) is in compliance with all applicable Law relating to the relations between it and any labor organization, trade union, work council, or other body representing Seller employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to be material to the operation of the Business.

Section 3.18.                                Anticorruption Matters.

(a)           Neither Seller, nor any of its Affiliates, any of its respective directors, officers, or, to Seller’s Knowledge, any managers, employees, or any of its other Representatives, in any way relating to the Purchased Assets or the Business: (i) has taken any action in material violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.); or (ii) has corruptly, offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any “Public Official”, as defined in this Section 3.18, for purposes of (A) influencing any act or decision of any Public Official in his official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled veterinary or medical facilities), in order to assist Seller or any Affiliates of Seller, related in any way to the Purchased Assets or the Business, in obtaining or retaining business.

(b)           Seller’s officers, directors, employees or agents acting on behalf of Seller are not themselves Public Officials.

(c)           For purposes of this Section 3.18, “Public Official” means: (i) any officer, employee or representative of any regional, Federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or Governmental Authority, enterprise, or organization identified above; and (v) any official of a political party or candidate for political office.

(d)           There are no pending proceedings against Seller, its Affiliates, any of its directors, officers, managers or employees, or, to Seller’s Knowledge, any of its other Representatives, with respect to the violation of any applicable anticorruption Law, including the FCPA, relating to the Purchased Assets or the Business.

(e)           Seller and its Affiliates have not been subject to an anticorruption compliance policy with respect to the Purchased Assets and the Business reasonably appropriate to ensure compliance with applicable anticorruption Laws, including the FCPA.

Section 3.19.                                 Environmental Law Matters. Except for such matters as are not related to nor impact the Business or the Purchased Assets and would not reasonably be expected, individually or in the aggregate, to be material to the operation of the Business:

(a)           Seller and its Subsidiaries are, and have been, in compliance in all material respects with all Environmental Laws, which material compliance includes the possession, maintenance of, compliance with, or application for, all material Permits required under applicable Environmental Laws for the operation Business as currently conducted.

(b)           Neither the Seller nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Seller, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is currently subject to any investigation, remediation, or monitoring under any applicable Environmental Laws.

(c)           Neither Seller nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance in all material respects with Environmental Laws; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)           Neither the Seller nor any of its Subsidiaries has received written notice of, and there is no Legal Action pending, or to the Knowledge of the Seller, threatened against the Seller or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Seller nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)            Neither the Seller nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

(f)           The representations and warranties in Section 3.19(a) through Section 3.19(e) above constitute Seller and its Subsidiaries’ sole representations and warranties with respect to the compliance of the properties of the Seller and the Business with Environmental Laws, Permits required under applicable Environmental Laws, or the presence of Hazardous Substances.

Section 3.20.                                Investment Representations.

(a)           With respect to the Stock Consideration Shares to be offered and sold hereunder the Seller represents and warrants that the Seller is not subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed in writing in reasonable detail to the Buyer.

(b)           Without lessening or obviating the representations and warranties of the Buyer set forth in Article IV, the Seller hereby: (A) acknowledges that the Seller has received all the information the Seller has requested from the Buyer and the Seller considers necessary or appropriate for deciding whether to acquire the Stock Consideration Shares and (B) represents that the Seller has had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the issuance of the Stock Consideration Shares and to obtain any additional information necessary to verify the accuracy of the information given the Seller.

(c)           Seller agrees not to make any disposition of all or any portion of the Stock Consideration Shares unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; (ii) the disposition is otherwise permitted under the Securities Act or any applicable state securities laws.

Section 3.21.                                No Other Representations and Warranties. (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTER), NEITHER SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO SELLER, THE PURCHASED ASSETS, THE BUSINESS OR THE CONTEMPLATED TRANSACTIONS; AND (B) NEITHER SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, AS TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLER AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS, OTHER THAN IN THE CASE OF CLAUSE (B), TO THE EXTENT ANY SUCH INFORMATION, DATA OR MATERIAL IS ITSELF THE SUBJECT OF A REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE III (INCLUDING THE RELATED PORTION OF THE DISCLOSURE LETTER). SELLER ACKNOWLEDGES AND AGREES THAT NONE OF BUYER OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO BUYER EXCEPT AS SET FORTH IN ARTICLE IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except: (a) as disclosed in the Aytu SEC Documents prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions "Risk Factors," "Forward-Looking Statements," "Quantitative and Qualitative Disclosures About Market Risk," and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Aytu Disclosure Letter that relates to such Section or in another Section of the Aytu Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; Aytu hereby represents and warrants to Seller as follows.

Section 4.1.                                Organization; Standing and Power; Charter Documents; Subsidiaries. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as presently conducted except where the failure to be in good standing or have such power or authority, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to Buyer, taken as a whole. Buyer is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the character of the assets and properties owned, leased, or operated by it or the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material and adverse to Buyer. The copies of the certificate of incorporation and bylaws of Buyer as most recently filed with the Aytu SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Buyer is not in violation of any of the provisions of its certificate of incorporation or bylaws. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Buyer have been validly issued and are owned by Buyer, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (a) imposed by applicable securities Laws; or (b) arising pursuant to the organization, constituent or governing documents and/or instruments of any non-wholly-owned Subsidiary of Buyer. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Buyer does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.2.                                Authority; Noncontravention.

(a)           Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents, to perform its obligations thereunder, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Buyer and assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)           The execution, performance, and delivery of this Agreement and the Related Documents by Buyer do not, and the consummation of the Contemplated Transactions and compliance by Buyer with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Buyer under (i) the certificate of incorporation or bylaws of Buyer, (ii) any Contract to which Buyer is a party or any of its respective properties or other assets is subject or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Buyer or its properties or other assets or (B) Order applicable to Buyer or its properties or other assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including the payments required to be made pursuant to Article II).

(c)           No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Buyer in connection with the execution, performance and delivery of this Agreement or any Related Document by Buyer or the consummation by Buyer of the Contemplated Transactions.

(d)           The Board of Directors of Buyer, by resolutions duly adopted by a unanimous vote of disinterested directors at a meeting of all directors of Buyer duly called and held and, not subsequently rescinded or modified in any way, has (i) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein and (ii) resolved to recommend that Buyer’s stockholders vote in favor of approval of the Buyer Stockholder Proposal.

Section 4.3.                                Capital Resources; Solvency.

(a)           Buyer has immediately available funds sufficient to consummate the Contemplated Transactions on the terms contemplated by this Agreement including the payment of all fees, expenses and obligations payable by Buyer in connection with the Contemplated Transactions.

(b)           Immediately after giving effect to the Contemplated Transactions, Buyer fully expects to be solvent and shall: (i) be able to pay its debts as they become due and (ii) have adequate capital to carry on its business.

Section 4.4.                                Litigation. There is no Action pending or, Buyer’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending or, to Buyer’s Knowledge, threatened, that if successful, would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the Contemplated Transactions. There is no outstanding Order of any Governmental Authority against Buyer that would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the Contemplated Transactions. To Buyer’s Knowledge, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to Buyer’s Knowledge, threatened, in each case regarding any accounting practices of Buyer or any of its Subsidiaries or any malfeasance by any officer or director of Buyer.

Section 4.5.                                Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Seller could become responsible in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.6.                                Capital Structure.

(a)           Capital Stock. The authorized capital stock of Buyer consists of: (i) 100,000,000 shares of AYTU Common Stock; and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share, of AYTU Preferred Stock. As of the date of this Agreement: (A) 17,981,904 shares of AYTU Common Stock were issued and outstanding (not including shares held in treasury); (B) no shares of AYTU Common Stock were issued and held by Buyer in its treasury; and (C) 3,151,148 shares of AYTU Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of Buyer are, and all shares of capital stock of Buyer which may be issued as contemplated or permitted by this Agreement, including the shares of AYTU Common Stock and AYTU Preferred Stock constituting the Stock Consideration Shares, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Buyer owns any shares of AYTU Common Stock.

(b)           Stock Awards. As of the date of this Agreement, an aggregate of 3,000,000 shares of AYTU Common Stock were reserved for issuance pursuant to Aytu Equity Awards under the Aytu Stock Plans. As of the date of this Agreement, 1,607 shares of AYTU Common Stock were reserved for issuance pursuant to outstanding Aytu Stock Options and 2,347,754 shares of Aytu Restricted Shares were issued and outstanding. All shares of AYTU Common Stock subject to issuance under the Aytu Stock Plans, including the Aytu Equity Awards constituting the Stock Consideration Shares to be issued pursuant to Section 2.1(b)(ii), upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable. Other than the Aytu Equity Awards, as of the date hereof, there are no outstanding (i) securities of Buyer or any of its Subsidiaries convertible into or exchangeable for Aytu Voting Debt or shares of capital stock of Buyer, (ii) options, warrants, or other agreements or commitments to acquire from Buyer or any of its Subsidiaries, or obligations of Buyer or any of its Subsidiaries to issue, any Aytu Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Buyer, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Buyer, in each case that have been issued by Buyer or its Subsidiaries (the items in clauses (i), (ii), and (iii), together with the capital stock of Buyer, being referred to collectively as “Aytu Securities”). All outstanding shares of AYTU Common Stock, all outstanding Aytu Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Buyer, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws. As of the date hereof, there are no outstanding Contracts requiring Buyer or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Aytu Securities or Aytu Subsidiary Securities. Neither Buyer nor any of its Subsidiaries is a party to any voting agreement with respect to any Aytu Securities or Aytu Subsidiary Securities.

(c)           Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Buyer or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Buyer or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Buyer or any of its Subsidiaries, are issued or outstanding (collectively, “Aytu Voting Debt”).

(d)           Aytu Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Buyer or any of its Subsidiaries convertible into or exchangeable for Aytu Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Buyer; (ii) options, warrants, or other agreements or commitments to acquire from Buyer or any of its Subsidiaries, or obligations of Buyer or any of its Subsidiaries to issue, any Aytu Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Buyer; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Buyer, in each case that have been issued by a Subsidiary of Buyer (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Aytu Subsidiary Securities”).

Section 4.7.                                SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)           SEC Filings. Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2018 (the “Aytu SEC Documents”). True, correct, and complete copies of all the Aytu SEC Documents are publicly available on the Electronic Data Gathering, Analysis, and Retrieval database of the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Aytu SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder applicable to such Aytu SEC Documents. None of the Aytu SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Aytu SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Aytu SEC Documents. None of Buyer’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)           Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Aytu SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Buyer and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)           Undisclosed Liabilities. The audited balance sheet of Buyer dated as of June 30, 2019 contained in the Aytu SEC Documents filed prior to the date hereof is hereinafter referred to as the “Aytu Balance Sheet.” Neither Buyer nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Aytu Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Aytu Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect.

(d)           Nasdaq Compliance. Buyer is in compliance with all of the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect.

Section 4.8.                                Controlled Substances. As to each Buyer product or product candidate subject to the Controlled Substances Act (21 U.S.C. 801 et. seq.) or similar state Laws regulating opiates and other controlled substances, each such Buyer product or product candidate has, to Buyer’s Knowledge, been and is being manufactured, tested, distributed, marketed, sold and stored in material compliance with all applicable requirements under the Controlled Substances Act or similar state Laws regulating controlled substances. Buyer has not received any written notice or other written communication from the Drug Enforcement Agency, Department of Justice, or any other applicable Governmental Authority regarding any Buyer product candidate subject to the Controlled Substances Act or similar state Laws regulating controlled substances.

Section 4.9.                                Absence of Certain Changes or Events. Since the date of the Aytu Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the Innovus Merger Agreement, the business of Buyer and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Aytu Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect.

Section 4.10.                                Regulatory Permits. Buyer and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Aytu SEC Documents, except where the failure to possess such permits could not reasonably be expected to result in an Aytu Material Adverse Effect (“Material Permits”), and neither Buyer nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

Section 4.11.                                Intellectual Property. Buyer and its Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the Aytu SEC Documents as necessary or required for use in connection with their respective businesses and which the failure to so have could have an Aytu Material Adverse Effect (collectively, the “Aytu Intellectual Property Rights”). Neither Buyer nor any Subsidiary has received, since the date of the latest audited financial statements included within the Aytu SEC Documents, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have an Aytu Material Adverse Effect. To the actual knowledge of Buyer’s officers, after due inquiry, all such Aytu Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Aytu Intellectual Property Rights. Buyer and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have an Aytu Material Adverse Effect.

Section 4.12.                                Compliance. Neither Buyer nor any Subsidiary: (a) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Buyer or any Subsidiary under), nor has Buyer or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is in violation of any judgment, decree, or order of any court, arbitrator or other Governmental Authority or (c) is or has been in violation of any statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local Laws relating to Taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in an Aytu Material Adverse Effect

Section 4.13.                                Environmental Laws. Buyer and its Subsidiaries (a) are in compliance with all Environmental Laws; (b) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (c) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (a), (b) and (c), the failure to so comply could be reasonably expected to have, individually or in the aggregate, an Aytu Material Adverse Effect.

Section 4.14.                                Insurance. Buyer and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Buyer and its Subsidiaries are engaged. Neither Buyer nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 4.15.                                Sarbanes-Oxley; Internal Accounting Controls. Buyer and its Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof and as of the Closing Date. Buyer and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Buyer and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Buyer and its Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by Buyer in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Buyer’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of Buyer and its Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Buyer presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Buyer and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of Buyer or its Subsidiaries.

Section 4.16.                                Listing and Maintenance Requirements. The AYTU Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Buyer has taken no action designed to terminate the registration of the AYTU Common Stock under the Exchange Act nor has Buyer received any notification that the SEC is contemplating terminating such registration. Buyer has not, in the twelve (12) months preceding the date hereof, received notice from any Trading Market on which the AYTU Common Stock is or has been listed or quoted to the effect that Buyer is not in compliance with the listing or maintenance requirements of such Trading Market. Buyer is in compliance with all such listing and maintenance requirements. The AYTU Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Buyer is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

Section 4.17.                                Application of Takeover Protections. Buyer and the Board of Directors of Buyer have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar antitakeover provision under Buyer’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Seller as a result of Seller and Buyer fulfilling their obligations or exercising their rights under the this Agreement and the Related Documents, including without limitation as a result of Buyer’s issuance of the Stock Consideration Shares and Seller’s ownership of the Stock Consideration Shares.

Section 4.18.                                No General Solicitation. Neither Buyer nor any Person acting on behalf of Buyer has offered or sold any of the Stock Consideration Shares by any form of general solicitation or general advertising. Assuming the accuracy of Seller’s representations and warranties under this Agreement, Buyer has offered the Stock Consideration Shares for sale only to Seller.

Section 4.19.                                Foreign Corrupt Practices. Neither Buyer nor any Subsidiary, to the actual knowledge of Buyer’s officers, after due inquiry, any agent or other person acting on behalf of Buyer or any Subsidiary, has: (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by Buyer or any Subsidiary (or made by any person acting on its behalf of which Buyer is aware) which is in violation of law or (d) violated in any material respect any provision of the FCPA.

Section 4.20.                                FDA. As to each product subject to the jurisdiction of the FDA under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by Buyer or any of its Subsidiaries (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by Buyer in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not have an Aytu Material Adverse Effect. There is no pending, completed or, to the actual knowledge of Buyer’s officers, after due inquiry, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against Buyer or any of its Subsidiaries, and none of Buyer or any of its Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (a) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (b) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (c) imposes a clinical hold on any clinical investigation by Buyer or any of its Subsidiaries, (d) enjoins production at any facility of Buyer or any of its Subsidiaries, (e) enters or proposes to enter into a consent decree of permanent injunction with Buyer or any of its Subsidiaries, or (f) otherwise alleges any violation of any laws, rules or regulations by Buyer or any of its Subsidiaries, and which, either individually or in the aggregate, would have an Aytu Material Adverse Effect. The properties, business and operations of Buyer have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA. Buyer has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by Buyer nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by Buyer.

Section 4.21.                                No Disqualification Events. With respect to the Stock Consideration Shares to be issued hereunder in reliance on Rule 506 under the Securities Act, none of Buyer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Buyer, any beneficial owner of 20% or more of Buyer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Buyer in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Buyer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. Buyer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Seller a copy of any disclosures provided thereunder.

Section 4.22.                                Private Placement. Assuming the accuracy of the Seller’s representations and warranties set forth in Article III, no registration under the Securities Act is required for the offer and sale of the Stock Consideration Shares by Buyer to Seller as contemplated hereby. The issuance and sale of the Stock Consideration Shares hereunder does not contravene the rules and regulations of the Trading Market.

Section 4.23.                                Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets and the Business and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and represents that in making its decision to enter into this Agreement and consummate the Contemplated Transactions, Buyer has relied solely on its own investigation and the express representations and warranties of Seller set forth in this Agreement (including the Schedules to the Disclosure Letter) and Buyer is not relying on any representation or warranty, written or oral, statutory, express or implied, with respect to Seller, the Purchased Assets, the Business or the Contemplated Transactions not expressly set forth in Article III (including any information, data or other materials (written or oral) heretofore furnished to Buyer and its Representatives by or on behalf of Seller and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the Contemplated Transactions, other than to the extent any such information, data or material is itself the subject of a representation or warranty contained in Article III).

Section 4.24.                                No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Aytu Disclosure Letter), neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.1.                                Confidentiality; Non-Competition.

(a)           Confidentiality.

(i)           Each of Buyer and Seller acknowledges that the information provided to them in connection with this Agreement and the consummation of the Contemplated Transactions is subject to the terms of the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information included in or related to the Business or the Purchased Assets, but the Confidentiality Agreement will continue in full force and effect in respect of all other Proprietary Information (as defined in the Confidentiality Agreement).

(ii)           Seller recognizes that it possesses information of a confidential, secret, or other non-public nature in both written and unwritten form, which has unique commercial value as related to the Business, the Products, or the Purchased Assets (hereinafter referred to as “Confidential Information”). For purposes of this Agreement, the foregoing “Confidential Information” (A) shall include each of the following, to the extent constituting a Purchased Asset: (1) any pre-clinical, clinical, development, prescription, or sales and marketing data for any Product; (2) trade secrets, processes, methods, data, know-how, prototypes, improvements, inventions, techniques, product plans, strategies and forecasts, including any development plans for the use of any Product; (3) forms, contracts or promotional materials created for or used in relation to any Product; (4) any non-public correspondence, memoranda or files to the extent related to any Product; and (5) any information, knowledge and data solely related to the Business or any Product and (B) shall not include any information that (1) is or becomes generally available to and known by the general public (other than as a result of a disclosure through the actions of Seller or any of its Representatives in violation of this Section 5.1 or any other obligation of confidentiality owed to Buyer or any of its Affiliates), (2) is independently developed by Seller after the Closing without reference to the Confidential Information or any Purchased Assets or (3) any information, forms, contracts or other items to the extent they relate to the Excluded Assets. Information that is not novel or copyrighted may nonetheless be Confidential Information.

(iii)           Seller agrees that, following the Closing, all Confidential Information shall be the sole property of Buyer and its assigns.

(iv)           For a period of two years after the Closing, Seller will, and will cause its Affiliates and Representatives to, keep in strict confidence all Confidential Information and will not use or disclose any Confidential Information or anything relating to it, in whole or in part, nor permit others to use or disclose it in any way, without the prior written consent of Buyer. Seller further agrees to inform Buyer as promptly as practicable in writing in the event of any breach of this obligation of confidentiality that becomes known to Seller. Expiration of such confidentiality period will not be construed as granting (by implication or otherwise) to Seller any license or other rights under any Business Intellectual Property.

(v)           Notwithstanding anything contained in this Agreement to the contrary, Seller is permitted to disclose the Confidential Information pursuant to a court order or other requirement of a judicial, administrative or governmental proceeding, or otherwise to the extent required for Seller to comply with applicable Law, provided that, in each instance, Seller (A) notifies Buyer of the court order or other requirement promptly after Seller becomes aware of the court order or other requirement (unless such notification would be unlawful); (B) cooperates with Buyer in seeking a protective order or similar relief to protect the confidentiality of the information to be disclosed (in each case at the expense of Buyer); and (C) limits the disclosure to what is requested by the court order or other requirement.

(b)           Non-Competition. Seller agrees that:

(i)           for a period of three years commencing upon the Closing Date (the “Restricted Period”), neither Seller nor any Affiliate thereof (now existing or hereafter incorporated, formed or otherwise organized) shall, alone or in conjunction with any Third Party, directly or indirectly, in North America, conduct human clinical studies with respect to, seek Regulatory Authorization for, manufacture, commercialize, or market any product that is the same as, substantially similar to, or competitive with any Competing Product. For purposes of the foregoing, “Competing Product” means:

(A)           with respect to Aciphex® Sprinkle, a product for use in connection with the treatment of Gastroesophageal Reflux Disease (GERD) in pediatric patients;

(B)           with respect to Cefaclor, a broad spectrum antibiotic for use in connection with the treatment of urinary tract infections, strep throat, otitis media or other indicated uses;

(C)           with respect to Flexichamber®, a chamber device for use in inhalers in connection with the treatment of asthma and intended to reduce the size of the medication particles to improve medication distribution;

(D)           with respect to Karbinal® ER, a product for use in connection with the treatment of seasonal and perennial allergic rhinitis and vasomotor rhinitis; and

(E)           with respect to Poly-Vi-Flor® and Tri-Vi-Flor™, a nutritional supplement for use in connection with the treatment or prevention of tooth decay in infants and children;

(ii)           expiration of the Restricted Period will not be construed as granting (by implication or otherwise) to Seller any license or other rights under any Business Intellectual Property.

(c)           The Parties agree that in the event that Seller is acquired by or merges with a Third Party that is engaged in human clinical studies with respect to, or the manufacture or commercialization of, a Competing Product, then Seller shall not be deemed to be in breach of Section 5.1(b) with respect to any such Competing Product, and the terms of Section 5.1(b) will not apply in any way to limit or restrict such Third Party or its Affiliates (other than Seller and its direct and indirect subsidiaries).

(c)           Acknowledgments, Interpretation and Validity.

(i)           Seller agrees and acknowledges that the covenants in this Section 5.1 are reasonable and valid in all respects (including with respect to the subject matter, the Restricted Period and geographical area) and are necessary to protect the interests of Buyer in the Products, the other Purchased Assets and the Confidential Information, and such covenants represent only a limited restraint. Further, Seller acknowledges that, without the restrictions contained in this Section 5.1, the benefits of the Contemplated Transactions could be devalued, lost or circumvented, particularly in light of the nature and ongoing development of the Products, and that Buyer would not have entered into this Agreement without the restrictions contained in this Section 5.1.

(ii)           Seller acknowledges and agrees that the provisions of this Section 5.1 are necessary and reasonable to protect Buyer in the conduct of its business and are a material inducement to Buyer’s execution and delivery of this Agreement and its willingness to enter into the Contemplated Transactions.

(iii)           It is the desire and intent of the Parties that this Section 5.1 will be enforced to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought. If any restriction set forth in this Section 5.1 is found by any court of competent jurisdiction to be unenforceable for any reason (e.g., because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area), this Section 5.1 shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The agreements contained in this Section 5.1 shall each constitute a separate agreement independently supported by good and adequate consideration. For the avoidance of doubt, the Parties hereby acknowledge that Seller will benefit substantially from the consummation of the Contemplated Transactions and that the consideration that Seller will receive upon such consummation is adequate to support Seller’s agreement to be bound by the covenants set forth herein.

(d)           Remedies. In accordance with Section 7.8(c), Buyer will be entitled to injunctive or other equitable relief to enforce the provisions hereof, in addition to such other remedies to which Buyer may be entitled, including the recovery of money damages.

(e)           Extensions of Limitations. If Seller or any of its subsidiaries violated any term or provision of this Section 5.1, the duration set forth in this Section 5.1 shall automatically be extended as against Seller and its subsidiaries for a period equal to the periods during which Seller or such subsidiary shall have been in violation of this Section 5.1.

Section 5.2.                                Certain Tax Matters.

(a)           Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges (including penalties and interest), and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement, the Related Documents or the Contemplated Transactions (collectively, “Transfer Taxes”) shall be the borne and paid equally by Seller and Buyer when due. Seller shall timely file any Tax Return or other document with respect to such Transfer Taxes (and Buyer shall cooperate with respect thereto as necessary).

(b)           Allocation of Taxes.

(i)           All ad valorem obligations levied with respect to the Purchased Assets for any Straddle Period (each an “Apportioned Obligation” and collectively, the “Apportioned Obligations”) shall be apportioned between Seller, on the one hand, and Buyer, on the other, on a per diem basis. Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(ii)           All Taxes levied with respect to the Purchased Assets (other than the Apportioned Obligations) for any Straddle Period (“Other Taxes”) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) in the case of Taxes other than income Taxes (however denominated), sales and use Taxes, value added Taxes and withholding Taxes, such Taxes shall be allocated on a per diem basis, and (ii) in the case of income Taxes (however denominated), sales and use Taxes, value added Taxes and withholding Taxes, such Taxes shall be allocated based on the assumption that the taxable period ended on the day immediately before the Closing Date. Seller shall be liable for all Other Taxes allocated to the Purchased Assets for the Pre-Closing Tax Period, and the Buyer shall be liable for all Other Taxes allocable to the Post-Closing Tax Period.

(c)           Reimbursement. Apportioned Obligations, Other Taxes and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying Party (if not specified as the responsible Party therefor) shall be entitled to reimbursement from the non-paying Party in accordance with Section 5.2(a) or Section 5.2(b), as the case may be. Upon payment of any such Apportioned Obligation, Other Taxes or Transfer Taxes, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 5.2(a) or Section 5.2(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. For the avoidance of doubt, reimbursement for Transfer Taxes, Other Taxes or Apportioned Obligations shall be governed first by this Section 5.2(c) and, if unsatisfied, then pursuant to Article VI.

(d)           Tax Withholding. The Parties agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes or other amounts unless required by applicable Law. In the event Buyer determines that it is required under applicable Law to withhold and pay any Tax to the proper Taxing Authority in respect of any payments made to Seller, the amount of such Tax shall be deducted by Buyer and paid to the relevant Taxing Authority, and Buyer shall notify Seller thereof and shall promptly furnish to Seller all copies of any Tax certificate or other documentation evidencing such withholding. Buyer shall not be required to pay any additional amounts to Seller in respect of any amounts paid to any Taxing Authority pursuant to the immediately preceding sentence. The Parties agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income Tax treaty or applicable Law, to claim any applicable exemption from, or reduction of, any such applicable Taxes. To the extent that any amounts are so deducted or withheld by Buyer from any payment hereunder to Seller and properly remitted to the applicable Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. In the event any such amounts are not or cannot be so deducted or withheld, Seller will indemnify and promptly reimburse Buyer therefor upon reasonably satisfactory evidence of Buyer’s payment of any such amount to the proper Taxing Authority, without regard to the limitations of Section 6.3 hereof.

(e)           Cooperation and Exchange of Information. Seller, on the one hand, and Buyer, on the other, shall (i) provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or Action relating to liability for Taxes in connection with the Purchased Assets or the Business, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, Action or determination, and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other Party for any period.

(f)           Tax Treatment of Payments. Unless otherwise required by a change in Law after the date hereof, or a final “determination” as defined in Section 1313(a) of the Code, Seller and Buyer shall treat any payment under Article VI as an adjustment to the Purchase Price for Tax purposes.

(g)           Tax Clearance. If requested by Buyer, Seller shall notify all Taxing Authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such Taxing Authorities, if the failure to make such notifications or receive any available Tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any Taxing Authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

(h)           Wage Reporting. Seller and Buyer shall use the standard procedure set forth in IRS Revenue Procedure 2004-53, 2004-2 C.B.320 with respect to wage reporting for employees of Seller hired by Buyer for the year that includes the Closing.

Section 5.3.                                Public Announcements. Neither Buyer nor Seller, nor any Affiliate of any Party, shall issue any press release or otherwise make any public statement with respect to the provisions of this Agreement or the Contemplated Transactions without the prior written consent of the other Party. Notwithstanding anything to the contrary in this Agreement or any Related Document, any Party may issue a press release or make a public statement with respect to the Contemplated Transactions without the consent of the other Party as may be required by Law or the rules and regulations of any applicable securities exchange or market (it being understood that Buyer may make a public announcement and file the appropriate filings with the Securities and Exchange Commission (including filing this Agreement), and conduct investor calls, with respect to this Agreement and the Contemplated Transactions). If any Party proposes to issue a press release or make a public statement with respect to the Contemplated Transactions pursuant to this Section 5.3, it will provide copies of such press release or public statement to the other Party before such press release or public statement is made to allow the other Party to comment upon and agree on such press release or public statement, unless the provision of such press release or public statement to the other Party before such press release or public statement is made (or any delay in reaching agreement with respect thereto) would be in breach of any Law or the rules and regulations of any applicable securities exchange or market, in which case a copy of such press release or public statement will be provided to the other Party as soon as reasonably practicable or in accordance with such Law, rules or regulations.

Section 5.4.                                Regulatory Matters.

(a)           Transfer of Regulatory Authorizations. At the Closing, Seller shall transfer the exclusive benefit of the Regulatory Authorizations included in the Purchased Assets to Buyer free of all Liens, other than Permitted Liens, on the terms and conditions set forth in this Section 5.4. As soon as practicable following the Closing Date but in any event no later than 30 days after the Closing Date, Seller shall make such notifications or filings with applicable Regulatory Authorities as may be necessary to effect the transfer of each of the Regulatory Authorizations included in the Purchased Assets to Buyer.

(b)           Buyer Responsibilities. Subject to the provisions of Section 5.4(a), after the Closing Date, Buyer (on behalf of Seller to the extent required under Applicable Law), at its cost, shall be solely responsible (subject to Seller’s obligations set forth in clause (c) below) and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Regulatory Authority required by Law in respect of the Regulatory Authorizations transferred to Buyer, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Regulatory Authority; (ii) investigating all complaints and reports of adverse drug experiences with respect to any Product pursuant to such Regulatory Authorizations (whether Exploited before or after transfer of such Regulatory Authorizations); and (iii) fulfilling all other applicable legal and regulatory obligations of a holder of each Regulatory Authorization.

(c)           Complaints. After the Closing Date, Seller shall notify Buyer within 48 hours (or such shorter period required by Law) if Seller receives a complaint or a report of an adverse drug experience with respect to any Product. In addition, Seller shall use commercially reasonable efforts to assist Buyer (and Buyer shall reimburse Seller its reasonable expenses incurred in connection therewith) in connection with the investigation of and response to any complaint or adverse drug experience report related to any Product, to the extent attributable to the period prior to the Closing. All notifications pursuant to this Section 5.4(c) shall be by facsimile or electronic mail at such numbers or addresses agreed upon by the Parties’ respective safety divisions.

(d)           Cooperation. Seller shall cooperate with Buyer in supplying information or assistance in Buyer’s fulfillment of its obligations under this Section 5.4, and Buyer shall reimburse Seller its reasonable out-of-pocket expenses incurred in connection therewith.

Section 5.5.                                Access.

(a)           From and after the Closing Date, Buyer shall provide Seller and its Representatives with reasonable access (which shall not unreasonably interfere with the business of Buyer), upon reasonable written notice and during normal business hours, to the Books and Records and the right to make copies and extracts therefrom (subject to Seller’s obligations under Section 5.1), to the extent that such access may be reasonably required by Seller or any of its Representatives (i) to facilitate the investigation, litigation and final disposition of any Third Party Claim the defense or opposition of which Seller has assumed pursuant to Section 6.4 (unless such Third Party Claim is the subject of a dispute between Buyer and Seller or any of their respective Affiliates), (ii) in connection with the preparation of Seller’s Tax Returns or financial statements, or (iii) to comply with applicable Law (including any reporting obligations).

Section 5.6.                                Expenses

. Except as expressly set forth herein, Seller and Buyer shall bear its own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions.

Section 5.7.                                Wrong Pockets. Subject to Section 2.5, for a period of up to 12 months after the Closing Date, if Buyer, on the one hand, or Seller, on the other, becomes aware that any of the Purchased Assets have not been transferred to Buyer or that any of the Excluded Assets have been transferred to Buyer, it shall promptly notify the other Party, and the Parties hereto shall, as soon as reasonably practicable, ensure that such assets are transferred, at Seller’s expense (except that Buyer shall be responsible for the shipping cost of any Inventory) and with any necessary prior Third Party consent or approval, to:

(a)           Buyer, in the case of any Purchased Asset which was not transferred at the Closing; or

(b)           Seller, in the case of any Excluded Asset which was transferred at the Closing.

Section 5.8.                                Further Assurances

. Each Party shall, at any time and from time to time after the Closing Date, upon the request of the other Party, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, notices, instructions (including to customers, suppliers, vendors or other third parties), conveyances, assignments or assurances as may be reasonably required for the transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Purchased Assets, or for otherwise carrying out the purposes of this Agreement and the Related Documents and the consummation of the Contemplated Transactions.

Section 5.9.                                Employment.

(a)           Buyer may offer employment to those employees of Seller listed on Schedule 5.9(a) (each, a “Business Employee”), as determined in the sole discretion of Buyer no later than five (5) days prior to the Closing Date. Buyer retains the sole discretion to determine the compensation and benefits offered to each Business Employee. Prior to the Closing Date, Seller will terminate such Business Employee’s employment or other engagement as appropriate to support Buyer’s hiring of the Business Employees. Buyer will not be responsible for severance, change-of-control or other similar payments triggered by the foregoing under any employment contracts executed by a Business Employee and the Seller unless expressly assumed pursuant to this Agreement.

(b)           Nothing herein shall provide or be construed to provide the rights of a third-party beneficiary on any Person, including any Business Employee or dependent or beneficiary thereof. Except as set forth herein, the provisions of this Section 5.9 shall not amend or otherwise modify the terms of any compensation or employee benefit plan or arrangement of Seller or Buyer or their respective Affiliates.

(c)           Effective from and after the Closing Date, former employees of the Seller who are immediately hired by the Buyer following Closing (“Continuing Employees”) will be given credit for eligibility and vesting (but not benefit accrual) purposes under the employee benefit plans, programs, policies and arrangements maintained from time to time by the Buyer, for such employees’ service with the Seller to the same extent and for the same purposes that such service was taken into account under a corresponding employee plan of the Seller as of the Closing Date; provided, however, that no such service will be credited to the extent that it would result in a duplication of benefits.

Section 5.10.                                Conduct of Business Prior to the Closing.

(a)           From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Seller (which consent shall not be unreasonably withheld or delayed), Buyer shall continue to operate its business in the Ordinary Course of Business; provided, however, that it is understood that Buyer may, without consent of Seller, pursue the execution and consummation of the transactions contemplated by the Innovus Merger Agreement.

(b)           From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, in relation to the Business, the Purchased Assets and the Assumed Liabilities, (i) conduct the Business in the Ordinary Course of Business, (ii) maintain its properties and other assets, including but not limited to the Purchased Assets, in good working condition, subject to normal wear and tear in the Ordinary Course of Business, (iii) use commercially reasonable efforts to maintain its business and employees, customers, assets and operations as an ongoing concern in the Ordinary Course of Business and (iv) maintain its current commercial infrastructure as reasonably required to maintain the Business. From the date hereof until the Closing, Seller shall not (i) discontinue or materially alter any of the products, assets and Purchased Assets included in the Business or (ii) engage in any channel- loading, product discounting, price increases or other activities outside of the Ordinary Course of Business with respect to the Business and the Purchased Assets. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall not:

(c)           waive or release any material right or material claim of the Business other than in the Ordinary Course of Business;

(d)           sell, transfer, lease, license (other than in the Ordinary Course of Business), or otherwise dispose of any of the Purchased Assets;

(e)           create any new Lien on the Business or Purchased Assets (other than Permitted Liens);

(f)           amend, waive, modify or consent to the termination of any Assumed Contracts, or amend, waive, modify or consent to the termination of Seller’s rights thereunder;

(g)           adopt a plan or agreement for or carry out any complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(h)           permit the lapse of any existing policy of insurance relating to the Business or its assets;

(i)           permit the lapse of any material right relating to the Business Intellectual Property or any other intangible asset used in or related to the Business;

(j)           increase or decrease the wages, salary, bonus or other compensation or benefits payable to any Business Employee;

(k)           increase or decrease marketing efforts of the Business from the levels conducted by Seller in the six (6) months prior to the date hereof; or

(l)           agree or commit to do any of the foregoing.

Section 5.11.                                Consents and Approvals; Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.11), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary permits, waivers, and actions or nonactions from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; and (ii) the obtaining of all necessary consents or waivers from third parties, including those set forth on Schedule 5.11(a) (the “Required Consents”) and any additional instruments necessary to consummate the purchase and sale of the Purchased Assets and to fully carry out the purposes of this Agreement. The Seller and Buyer shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i) and (ii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, neither Buyer nor any of its Subsidiaries shall be required to, and the Seller may not, without the prior written consent of Buyer, become subject to voluntarily, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Seller, Buyer, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of Products Business or the business of the Buyer, or any of its Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the Products Business or the business of Buyer or any of its Subsidiaries.

Section 5.12.                                Buyer Stockholder Approval; Share Issuance.

(a)           Buyer shall take all action necessary to duly call, give notice of, convene, and hold a meeting of the Aytu stockholders (the “Buyer Stockholders Meeting”) as soon as reasonably practicable after Closing, and, in connection therewith, Buyer shall prepare and file with the Securities and Exchange Commission a form of preliminary proxy statement, and after completion of relevant review periods and satisfaction of any comments from the SEC, mail a proxy statement to the holders of AYTU Common Stock in advance of the Buyer Stockholders Meeting to seek approval of the shares of AYTU Common Stock to be issued upon conversion of the Aytu Preferred Stock (the “Buyer Stockholder Proposal”). Notwithstanding anything else to the contrary herein, Buyer may postpone or adjourn the Buyer Stockholders Meeting (i) with the consent of the Seller, (ii) without the consent of Seller for the absence of a quorum, or (iii) without the consent of Seller to allow additional solicitation of votes in order to obtain the requisite approval of the Buyer stockholders.

(b)           Buyer shall use its reasonable best efforts to (i)  file with the Securities and Exchange Commission a form of preliminary proxy statement as soon as practicable after the later of (a) the Closing, (b) the date that the registration statement or Form S-4 filed in connection with the Innovus Merger Agreement has been declared effective by the SEC or (c) termination of the Innovus Merger Agreement, and (ii) hold the Buyer Stockholders Meeting (subject to adjournments as provided in (a) above or (c) below) within forty-five (45) calendar days after the date that the proxy statement has been reviewed and cleared by the SEC (or following the ten (10)-day period in Rule 14a-6(a) under the Exchange Act, if the SEC staff does not review the proxy statement).

(c)           If the approval of the Buyer Stockholder Proposal is not obtained at the Buyer Stockholders Meeting, then Buyer will use its reasonable best efforts to adjourn the Buyer Stockholders Meeting one or more times to a date or dates no more than thirty (30) days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Buyer Stockholders Meeting is not so adjourned, or if the approval of the Buyer Stockholder Proposal is not then obtained, Buyer will use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Buyer or, if such annual meeting is not scheduled to be held within six (6) months after the Buyer Stockholders Meeting, a special meeting of the stockholders of Buyer to be held within six (6) months after the Buyer Stockholder Meeting. Buyer will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Buyer to approve the Buyer Stockholder Proposal will be solicited and taken, at least once every six (6) months until Buyer obtains approval of the Buyer Stockholder Proposal.

(d)           After the Buyer Stockholders Meeting, assuming requisite approval of Buyer Stockholder Proposal has been obtained, Buyer will cause AYTU Common Stock to be issued upon automatic conversion of the Aytu Preferred Stock pursuant to the terms thereof.

Section 5.13.                                Carve-Out Financial Statements.

(a)           Seller will complete the Carve-Out Financial Statements and cause to be delivered an audit of the audited portion of the same as soon as practicable after the date hereof, but in any event before January 6, 2020. The audit will be performed by a national accounting firm reasonably acceptable to Buyer; provided, that Buyer acknowledges and agrees that Ernst & Young is acceptable.

(b)           Buyer will reimburse Seller for its out-of-pocket costs for the audit of the audited portion of the Financial Statements.

(c)           From and after the Closing Date, Seller will be reasonably available for questions and information relating to any pro forma adjustments of any financial statements.

(d)           In the event the Carve-out Financial Statements do not satisfy SEC requirements under Rule 3.05 or Article 8 of Regulation S-X, as applicable, Seller and Buyer will use reasonable best efforts to obtain necessary information from appropriate third parties and take other necessary steps in order to deliver financial statements that do satisfy such SEC requirements (the “Supplemented Carve-out Financial Statements”).

Section 5.14.                                Listing and Maintenance Requirements. Buyer will use its commercially reasonable efforts to remain in compliance with the listing or maintenance requirements of any Trading Market on which the AYTU Common Stock is or has been listed or quoted.

Section 5.15.                                Medicaid Rebates.

(a)           Within 45 days following the filing of its Form 10-K for the fiscal year ending June 30, 2020, Buyer shall deliver to Seller a statement (the “Medicaid Statement”) certifying the accrued Liability as of the Closing Date for Medicaid Rebates arising out of Products sold prior to the Closing Date (the “Medicaid Amount”). The Medicaid Amount will be based on the Buyer’s audited financial statements for the year ending June 30, 2020.

(b)           Prior to the date that is twenty (20) days after Buyer’s delivery of the Medicaid Statement (the “Protest Date”), and only if the Medicaid Amount is more than $2,970,000, Seller may deliver written notice to Buyer (the “Protest Notice”) setting forth any objections that Seller may have to the Medicaid Statement. The Protest Notice shall specify in reasonable detail the reason for the protest and shall include Seller’s determination of the Medicaid Amount. If a Protest Notice is not delivered prior to the Protest Date, the Medicaid Amount as set forth on the Medicaid Statement shall be final, binding and non-appealable by Seller. Upon receipt of the Medicaid Statement, Seller and its accountants will be given reasonable access upon reasonable notice to relevant books, records, workpapers and personnel in Buyer’s possession or control during business hours for the purpose of verifying the Medicaid Amount.

(c)           Resolution of the Protest. If Buyer and Seller are unable to resolve any disagreement with respect to the Medicaid Statement within thirty (30) days following Buyer’s receipt of the Protest Notice, then the amounts in dispute will be referred to a nationally recognized accounting firm reasonably acceptable to Seller and Buyer (the “Accountants”) for final determination within forty-five (45) days after such referral. The determination by the Accountants of the amounts in dispute shall be based solely on presentations by Buyer and the Representative, and shall not involve the Accountants’ independent review. The Accountants will serve as experts and not arbitrators. Any determination by the Accountants shall not be outside the range defined by the respective amounts in the Medicaid Statement proposed by Buyer and the Seller’s proposed adjustments thereto set forth in the Protest Notice, and such determination shall be final, binding and non-appealable. The fees and expenses of the Accountants, and any enforcement of the determination thereof, shall be borne by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accountants, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accountants at the time the determination of such firm is rendered on the merits of the matters submitted.

(d)           Within 10 days after the final determination of the Medicaid Amount (as determined pursuant to this Section 5.15), Seller will pay to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, the amount by which the Medicaid Amount exceeds $2,700,000. Notwithstanding this Section 5.15, any Liability for Medicaid Rebates arising out of Products sold prior to the Closing Date will remain an Assumed Liability.

ARTICLE VI.

INDEMNIFICATION

Section 6.1.                                Indemnification of Buyer. From and after the Closing, Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, equity holders, agents and Representatives (each, a “Buyer Indemnified Party”) against and hold each Buyer Indemnified Party harmless from any and all reasonably foreseeable and probable losses, damages, Liabilities, costs or expenses (collectively, “Losses”), that are suffered or incurred by such Buyer Indemnified Party, arising from, relating to or otherwise in connection with:

(a)           any breach of or inaccuracy in any representation or warranty of Seller contained in this Agreement;

(b)           any breach of or failure to perform any covenant or agreement of Seller contained in this Agreement;

(c)           any Excluded Liability or Excluded Asset; or

(d)           In the case of a Buyer Indemnified Party’s rights to indemnification pursuant to this Section 6.1, any and all Losses payable by Seller to the Buyer Indemnified Parties with respect to indemnifiable Losses will be paid by Seller directly to the applicable Buyer Indemnified Parties (subject to the applicable limitations set forth in this Article VI).

Section 6.2.                                Indemnification of Seller Indemnified Parties. From and after the Closing, Buyer shall indemnify Sellers and their Affiliates and each of their respective officers, directors, employees, equity holders, agents and Representatives (each a “Seller Indemnified Party”) against and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in connection with:

(a)           any breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement;

(b)           any breach of or failure to perform any covenant or agreement of Buyer contained in this Agreement;

(c)           any Assumed Liability; or

(d)           any Liabilities arising out of Buyer’s or its Affiliates’ operation of the Purchased Assets after the Closing, excluding, for the avoidance of doubt, any Excluded Liabilities.

Section 6.3.                                Limitations.

(a)           The amount of any Losses payable pursuant to this Article VI shall be reduced to reflect any amount actually recovered by the Indemnified Party from a Third Party, including any insurance provider (less the cost to collect or recover such amount). If the Indemnified Party realizes any such amount after the date on which a payment pursuant to this Article VI has been made to the Indemnified Party, the Indemnified Party shall promptly make payment to the Indemnifying Party equal to such amount; provided that such payment shall not exceed the amount of the payment made to the Indemnified Party pursuant to this Article VI. For the avoidance of doubt, this Section 6.3(a) shall not be construed to apply to any amounts recovered from any self-insurance, captive insurance vehicle, or other similar arrangement.

(b)           Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Seller shall be liable for any punitive or exemplary damages or similar theory, except to the extent actually awarded in a Third Party Claim.

(c)           Seller shall not be liable under Section 6.1(a) unless the aggregate Losses incurred by the Buyer Indemnified Parties with respect to all matters for which indemnification is to be provided under Section 6.1(a) exceeds $250,000 (the “Deductible”), in which case Seller will be liable under Section 6.1(a) for all Losses in excess of the Deductible.

(d)           Buyer shall not be liable under Section 6.2(a) unless the aggregate Losses incurred by the Seller Indemnified Parties with respect to all matters for which indemnification is to be provided under Section 6.2(a) exceeds the Deductible, in which case Buyer will be liable under Section 6.2(a) for all Losses in excess of the Deductible.

(e)           The aggregate amount required to be paid by Seller under Section 6.1(a) or Buyer under Section 6.2(a) shall not exceed $2,250,000.

(f)           The aggregate amount required to be paid by Seller under Section 6.1 or Buyer under Section 6.2 shall not exceed the Cash Consideration.

(g)           The representations, warranties, covenants and agreements contained herein shall survive the Closing. Indemnification obligations under Section 6.1 with respect to breaches of representations and warranties shall continue with respect to all representations and warranties set forth in Article III, until the date that is two (2) years after the Closing Date, and indemnification obligations under Section 6.2 with respect to breaches of representations and warranties shall continue with respect to all representations and warranties set forth in Article IV, until the date that is six (6) months after the Closing Date; provided however, that with respect to the representations in Section 3.1, Section 3.2(a), Section 3.9 and Section 3.13, the Indemnification obligations shall continue for the applicable statute of limitations and the limitations in Section 6.3(c) and Section 6.3(e) shall not be applicable. The indemnification obligations under Section 6.1 and Section 6.2 with respect to breaches of covenants and agreements shall continue until the sixtieth (60th) day after the expiration of the applicable statute of limitations (taking into account any tolling periods or other extensions) bars any claims regarding a breach thereof. Notwithstanding anything to the contrary contained herein, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article VI.

Section 6.4.                                Indemnification Claims.

(a)           In order for a Buyer Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under Section 6.1 in respect of, arising out of or involving an Action initiated or commenced by or on behalf of a Third Party (a “Third Party Claim”), such Indemnified Party must notify Seller (the “Indemnifying Party”) in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party) within 20 Business Days after receipt by such Indemnified Party of actual notice of the Third Party Claim (or such earlier deadline as may be required to timely respond to the Third Party Claim); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 6.1 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party shall have the right to undertake the defense or opposition to such Third Party Claim (at the Indemnifying Party’s expense) with counsel selected by it and reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within 20 Business Days after it has been notified of the Third Party Claim that it will defend the Indemnified Party against such Third Party Claim, (ii) the Third Party Claim does not seek an injunction or other equitable relief against the Indemnified Party and does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party has not been advised in writing by outside counsel that a substantive legal conflict exists between the Indemnified Party and the Indemnifying Party in connection with conducting the defense of the Third Party Claim, and (iv) the Third Party Claim does not allege the infringement of the Intellectual Property Rights of any Person by the Indemnified Party. Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnifying Party may settle such Third Party Claim without the prior written consent of the Indemnified Party if (1) the claimant in such Third Party Claim provides to the Indemnified Party an unqualified release of such Indemnified Party from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon the Indemnified Party, (3) such settlement does not encumber any of the material assets of the Indemnified Party or impose any restriction or condition that would apply to or materially affect such Indemnified Party or the conduct of such Indemnified Party’s businesses, and (4) such settlement does not involve any admission of liability or wrongdoing by the Indemnified Party.

(b)           In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claim(s), including damages in good faith sought or estimated, to the extent actually known by such Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 6.1 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 6.1 such indemnity claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability to be indemnified under Section 6.1 or Section 6.2 and the Indemnified Party shall be indemnified for the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.

Section 6.5.                                Exclusive Remedies. Buyer and Seller acknowledge and agree that after the Closing, the indemnification provisions of this Article VI shall be the sole and exclusive remedies of the Parties for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements contained in this Agreement. Notwithstanding anything in this Agreement to the contrary, (a) nothing in this Agreement will operate to limit the common law liability of Seller to Buyer, or of Buyer to Seller, for fraud in the event Seller or Buyer, respectively, is finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against the Buyer or Seller, respectively, with the specific intent to deceive and mislead the Buyer or Seller, respectively, regarding the representations and warranties made in this Agreement or in any schedule, exhibit or certificate delivered pursuant to this Agreement, and (b) nothing herein shall limit any party’s right to seek and obtain equitable remedies under Section 7.8.

ARTICLE VII.

GENERAL PROVISIONS

Section 7.1.                                Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 7.2.                                Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by transmission-mail (with confirmation of transmission other than by means of an automatically- generated reply) or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified by like notice):

if to Buyer, to:

Aytu Bioscience Inc.
373 Inverness Parkway, Suite 206
Englewood, CO 80112
E-mail:
dgreen@aytubio.com
Attention:
David Green, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Dorsey & Whitney
111 S Main Street, Suite 2100
Salt Lake City, UT 84111

Attention:
Nolan Taylor

and if to Seller, to:

Cerecor Inc.
540 Gaither Road, Suite 400
Rockville, MD 20850
E-mail:
jmiller@cerecor.com
Attention:
Joseph Miller, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail
Suite 300

Raleigh, North Carolina 27607
Fax:
(919) 781-4865
E-mail:
dreynolds@wyrick.com; dcreekman@wyrick.com
Attention:
Don Reynolds and David Creekman

provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

Section 7.3.                                Consents and Approvals. For any matter under this Agreement requiring the consent or approval of a Party to be valid and binding on the Party, such consent or approval must be in writing.

Section 7.4.                                Counterparts. This Agreement may be executed in one or more counterparts (including by transmission-mail), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 7.5.                                Entire Agreement; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other Related Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the Confidentiality Agreement and the other Related Documents. Except as provided in Article VI, this Agreement is for the sole benefit of the Parties hereto and is not intended to and does not confer upon any Person other than the Parties any legal or equitable rights or remedies.

Section 7.6.                                Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void, except that Buyer may assign any or all of its rights and obligations under this Agreement to any of its Affiliates without the consent of Seller. No assignment pursuant to this Section 7.6 will relieve the assigning Party of its responsibility for the performance of any of its obligations hereunder to the extent not performed by the assignee. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 7.7.                                Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 7.8.                                Enforcement.

(a)           Each Party irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or in the event (but only in the event) that such court does not have subject matter jurisdiction, in any federal court within the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or the Contemplated Transactions. Each Party agrees to commence any such action, suit or proceeding either in the Delaware Court of Chancery or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any federal court within the State of Delaware. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 7.8. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in (x) the Delaware Court of Chancery, and (y) any federal court within the State of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. Each Party (i) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.8(b).

(c)           The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery, and any federal court within the State of Delaware, this being in addition to any other remedy to which they are entitled at law (subject to Section 6.5 or in equity and as further set forth in this Section 7.8.

Section 7.9.                                Severability. If any term or other provision of this Agreement or any Related Document is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement or such Related Document shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or such Related Document so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.10.                                Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom enforcement of any such modification, amendment or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by the other Parties with any representation, warranty, covenant, agreement or obligation contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Neither the failure of any Party to enforce, nor the delay of any Party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof.

ARTICLE VIII.

CONDITIONS TO CLOSING

Section 8.1.                                Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Seller contained in Article III (other than in Section 3.1, Section 3.2, Section 3.4, Section 3.9 and Section 3.15), disregarding in each case any reference to “materiality”, “Material Adverse Effect” or similar qualifications therein, shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, have a Material Adverse Effect. The representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.4, Section 3.9 and Section 3.15 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date).

(b)           Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)           Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Business, the Purchased Assets or the Assumed Liabilities or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business, the Purchased Assets or the Assumed Liabilities.

(d)           Seller shall have delivered to Buyer all material third party, governmental, and securities exchange, and contractual counterparties consents, permits, licenses and other approvals identified on Schedule 8.1(d).

(e)           Seller shall have delivered to Buyer all requisite corporate approval for the Contemplated Transactions and all Related Documents.

(f)           Seller shall have delivered to Buyer the items set forth in Section 2.4(b).

(g)           Buyer shall have received from the SEC written confirmation that the SEC will not require Buyer to include the Supplemental Carve-Out Financial Statements in its SEC filings.

Section 8.2.                                Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Buyer contained in Article IV (other than in Section 4.1, Section 4.2, and Section 4.6), disregarding in each case any reference to “materiality”, “Material Adverse Effect” or similar qualifications therein, shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. The representations and warranties of Buyer contained in Section 4.1, Section 4.2 and Section 4.6 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date and de minimis inaccuracies contained in Section 4.6).

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement be performed or complied with by it prior to or on the Closing Date.

(c)           Buyer shall have delivered to Seller the items set forth in Section 2.4(c).

ARTICLE IX.

TERMINATION.

Section 9.1.                                Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Seller and Buyer;

(b)           by Buyer or Seller by written notice to the other Party if such is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the other Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure is not cured or waived within thirty (30) days after written notice thereof from the non-breaching Party;

(c)           by Buyer or Seller if the Closing has not occurred on or before January 1, 2020, unless extended by mutual written agreement of the parties; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(d)           by Buyer or Seller in the event that:

(i)           there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)           any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

Section 9.2.                                Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)           as set forth in this Article IX and

(b)           that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

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[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BUYER:

AYTU BIOSCIENCE, INC.

By: ___________________________
Nam: __________________________
Title ___________________________

SELLER:

CERECOR INC. By: _____________________________ Name: __________________________ Title: ___________________________

[Signature Page to Asset Purchase Agreement]

Exhibit 1.1
Form of Preferred Stock Designation

AYTU BIOSCIENCE, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES G CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Joshua R. Disbrow and David A. Green, do hereby certify that:

1. They are the Chairman and Chief Executive Officer, and the Chief Financial Officer, Secretary, and Treasurer, respectively, of Aytu BioScience, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 50,000,000 shares of preferred stock, 3,151,148 of which have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 50,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to [●] shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

  “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Delaware Courts” shall have the meaning set forth in Section 8(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(c).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

 “Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Asset Purchase Agreement, dated as of the Original Issue Date, among the Corporation and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Shareholder Approval” means such approval as required by the applicable Nasdaq Stock Market Rules by the shareholders of the Corporation with respect to the conversion of all Preferred Stock and the issuance of all of the shares of Common Stock issuable upon conversion of the Preferred Stock, as set forth in the Purchase Agreement.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Issuer Direct Corporation, the current transfer agent of the Corporation with a mailing address of 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 and a facsimile number of (919) 481-6222, and any successor transfer agent of the Corporation.

 Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series G Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to [●] (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share. The Preferred Stock will initially be issued in book-entry form. As between the Corporation and a beneficial owner of Preferred Stock, such beneficial owner of Preferred Stock shall have all of the rights and remedies of a Holder hereunder.

Section 3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock. The Corporation shall not pay any dividends on the Common Stock unless the Corporation simultaneously complies with this provision.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock (including by the designation, authorization, or issuance of any shares of preferred stock of the Corporation that purports to be pari passu with, or senior in rights or preferences to, the Preferred Stock) or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Preferred Stock were fully converted to Common Stock, which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

(a) Automatic Conversion of Preferred Stock. Prior to Shareholder Approval, the Preferred Stock is non-convertible. As of 5:00 p.m. Eastern time on the date of the Shareholder Approval (the “Conversion Date”), each share of the Preferred Stock shall convert, automatically and without any action by any person, into that number of shares of Common Stock determined by multiplying the number of shares of Preferred Stock held each Holder by the Conversion Ratio. Immediately following any conversion, the rights of the Holders of any converted Preferred Stock shall cease and the Persons entitled to receive Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

(b) Conversion Ratio. Each share of Preferred Stock shall convert, without the payment of additional consideration by the Holder, on a one for one basis into shares of Common Stock, subject to adjustment herein (the “Conversion Ratio”).

(c) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Promptly following the Conversion Date, but not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after the Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to each Holder of Preferred Stock (A) the number of Conversion Shares to be issued upon the conversion of the Preferred Stock as provided herein, which Conversion Shares, on or after the earlier of (i) the six month anniversary of the Original Issue Date or(ii) the date a registration statement covering the resale of such shares by the Holder is declared effective by the Commission, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement), and (B) a bank check in the amount of accrued and unpaid dividends, if any. When delivering the Conversion Shares as provided herein, the Corporation shall use commercially reasonable efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions, unless otherwise agreed to with the Holders. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the Conversion Date.

ii. Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares;provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance, injunctive relief, or both specific performance and injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

v. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares. The Corporation shall pay all transfer agent fees required for same-day processing and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event, and of which the denominator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

(c) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whetherby the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then each Holder shall automatically receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Preferred Stock is convertible immediately prior to such Fundamental Transaction.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e)  Notice to the Holders.

i. Adjustment to Conversion Ratio. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchangewhereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporationshall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by facsimile or email to each Holder at its last facsimile number or email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which suchreclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the CommonStock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the following address: [373 Inverness Parkway, Suite 206, Englewood, Colorado 80112,] Attention: Controller, facsimile number (720) 437-6527, e-mail address btowne@aytubio.com, or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation and the Transfer Agent. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section 8 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware in Wilmington, Delaware (the “Delaware Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series G Convertible Preferred Stock.

*********************

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this [●] day of [●], 2019.

Name: Joshua R. Disbrow	Name: David A. Green
Title: Chairman and Chief Executive Officer	Title: Chief Financial Officer, Secretary, and Treasurer

Exhibit 2.4(b)(iii)(A)

Form of Bill of Sale

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is executed this [●] day of [●] 2019, by and among Aytu Bioscience, Inc., a Delaware corporation (or its Affiliates) (“Buyer”), Cerecor, Inc., a Delaware corporation (“Seller”), Zylera Pharma Corp., a North Carolina corporation (“Zylera Pharma”), Zylera Pharmaceuticals, LLC, a North Carolina limited liability company (“Zylera Pharmaceuticals”), and TRx Pharmaceuticals, LLC, a North Carolina limited liability company (“TRx”, and together with Seller, Zylera Pharma, and Zylera Pharmaceuticals, the “Seller Parties”).

RECITALS

WHEREAS, Zylera Pharma, Zylera Pharmaceuticals, and TRx are wholly owned subsidiaries of Seller; and

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated October ___, 2019 (the “Purchase Agreement”), by and between Seller and Buyer, pursuant to which Seller has agreed to sell and assign and cause the other Seller Parties to sell and assign all of its and their right, title and interest in, to and under the Purchased Assets to Buyer, and Buyer has agreed to purchase and accept all of the Seller Parties’ right, title and interest in, to and under the Purchased Assets from the Seller Parties. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

AGREEMENTS

For and in consideration of the recital, the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Conveyance. Upon the terms and subject to the conditions contained in the Purchase Agreement, the Seller Parties do hereby sell, assign, transfer, convey, deliver and vest to and in Buyer, and Buyer, in reliance on the representations, warranties and covenants of Seller contained in the Purchase Agreement but subject to the terms of the Purchase Agreement, does hereby acquire and accept from the Seller Parties, in accordance with the Purchase Agreement, all right, title and interest of the Seller Parties in and to the Purchased Assets free and clear of all Liens other than Permitted Liens. Without limiting the foregoing or the definition of Purchased Assets in the Purchase Agreement, to the extent practicable, Seller has identified the Purchased Assets that are being sold hereunder by each of the individual Seller Parties on the attached Exhibit A.

2. Further Assurances. Each of the Seller Parties hereby covenants that, from time to time after the delivery of this instrument, at Buyer’s reasonable request, the Seller Parties will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances as Buyer may reasonably request to sell, assign, transfer, convey and deliver to and vest in Buyer, and to put Buyer in possession of, any of the Purchased Assets, and all rights therein, free and clear of all Liens other than Permitted Liens, and to confirm or record the sale, assignment, and transfer made hereunder.

3. Purchase Agreement. Nothing contained in this Bill of Sale shall change, amend, extend or alter (nor shall it be deemed or construed as changing, amending, extending or altering) the terms or conditions of the Purchase Agreement in any manner whatsoever. This Bill of Sale does not create or establish liabilities or obligations not otherwise created or existing under or pursuant to the Purchase Agreement with respect to the Purchased Assets and the Assumed Liabilities. In the event of any conflict or other difference between the Purchase Agreement and this Bill of Sale, the provisions of the Purchase Agreement, including the representations, warranties, covenants, agreements and indemnities contained therein, shall control.

4. Successor and Assigns. This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5. Governing Law. This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

6. Counterparts. This Bill of Sale may be executed in one or more counterparts (including by transmission-mail), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

[THE NEXT PAGE IS THE SIGNATURE PAGE.]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the day and year first above written.

BUYER:

AYTU BIOSCIENCE, INC.

By:
Name:
Title:

SELLER PARTIES:

CERECOR, INC.

By:
Name:
Title:

ZYLERA PHARMA CORP.

By:
Name:
Title:

ZYLERA PHARMACEUTICALS LLC

By:
Name:
Title:

TRX PHARMACEUTICALS, LLC

By:
Name:
Title:

Exhibit A

Purchased Asset Listing by Seller Party

Exhibit 2.4(b)(iii)(B)

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is executed this [●] day of [●] 2019, by and among Aytu Bioscience, Inc., a Delaware corporation (or its Affiliates) (“Buyer”), Cerecor, Inc., a Delaware corporation (“Seller”), Zylera Pharma Corp., a North Carolina corporation (“Zylera Pharma”), Zylera Pharmaceuticals, LLC, a North Carolina limited liability company (“Zylera Pharmaceuticals”), and TRx Pharmaceuticals, LLC, a North Carolina limited liability company (“TRx”, and together with Seller, Zylera Pharma, and Zylera Pharmaceuticals, the “Seller Parties”).

RECITALS

WHEREAS, Zylera Pharma, Zylera Pharmaceuticals, and TRx are wholly owned subsidiaries of Seller; and

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated October ____, 2019 (the “Purchase Agreement”), by and between Seller and Buyer, pursuant to which Seller has agreed to sell and assign and cause the other Seller Parties to sell and assign all of its and their right, title and interest in, to and under the Purchased Assets to Buyer, and Buyer has agreed to purchase and accept all of the Seller Parties’ right, title and interest in, to and under the Purchased Assets from the Seller Parties. Pursuant to the Purchase Agreement, as part of the consideration for the Purchased Assets, Buyer is required to assume and agree to undertake to pay, perform, fulfill and discharge as and when due the Assumed Liabilities. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

AGREEMENTS

For and in consideration of the recital, the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

7. Assignment and Assumption. Upon the terms and subject to the conditions contained in the Purchase Agreement, the Seller Parties do hereby assign, and Buyer hereby assumes and agrees and undertakes to pay, perform, fulfill and discharge as and when due, in accordance with their terms, the Assumed Liabilities. Buyer does not assume and will not be liable for any Excluded Liabilities. Without limiting the foregoing or the definition of Assumed Liabilities in the Purchase Agreement, to the extent practicable, Seller has identified the Assumed Liabilities that are being assumed hereunder from each of the individual Seller Parties on the attachedExhibit A.

8. Further Assurances. Each of the Seller Parties and Buyer hereby covenants that, from time to time after the delivery of this instrument, at the reasonable request of the other party, each party will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances as the other party may reasonably request to effect, consummate, confirm or evidence the transfer of the Assumed Liabilities to Buyer in accordance with the foregoing and otherwise to carry out the intentions and purposes of the Purchase Agreement. The assumption by Buyer of the Assumed Liabilities will not be construed to defeat, impair or limit in any way the rights, claims or remedies of Buyer under the Purchase Agreement.

9. Purchase Agreement. Nothing contained in this Agreement shall change, amend, extend or alter (nor shall it be deemed or construed as changing, amending, extending or altering) the terms or conditions of the Purchase Agreement in any manner whatsoever. This Agreement doesnot create or establish liabilities or obligations not otherwise created or existing under or pursuant to the Purchase Agreement with respect to the Purchased Assets and the Assumed Liabilities. In the event of any conflict or other difference between the Purchase Agreement and this Agreement, the provisions of the Purchase Agreement, including the representations, warranties, covenants, agreements and indemnities contained therein, shall control.

10. Third-Party Beneficiaries. Nothing contained herein shall confer any rights on any third party or in any way enhance or expand the rights of any third party with respect to any of the Assumed Liabilities.

11. Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

13. Counterparts. This Agreement may be executed in one or more counterparts (including by transmission-mail), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

[THE NEXT PAGE IS THE SIGNATURE PAGE.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

AYTU BIOSCIENCE, INC.

By:
Name:
Title:

SELLER PARTIES:

CERECOR, INC.

By:
Name:
Title:

ZYLERA PHARMA CORP.

By:
Name:
Title:

ZYLERA PHARMACEUTICALS LLC

By:
Name:
Title:

TRX PHARMACEUTICALS, LLC

By:
Name:
Title:

Exhibit A

Assumed Liabilities Listing by Seller Party

Exhibit 2.4(b)(iv)

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of October __, 2019, between Aytu BioScience, Inc., a Delaware corporation (the “Company”), and Cerecor, Inc. (“Cerecor”).

              This Agreement is made pursuant to the Asset Purchase Agreement, dated as of the date hereof, between the Company and Cerecor (the “Purchase Agreement”).

              The Company and Cerecor hereby agrees as follows:

1. Definitions.

              Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Effectiveness Date” means, with respect to the Registration Statement required to be filed hereunder, the 120th calendar day following the date that is the later of (i) the effectiveness date of the registration statement related to the Pipe Transaction and (ii) the effectiveness date of the registration statement related to the Innovus Transaction (or, in the event of a “full review” by the Commission, the 150th calendar day following the date hereof).

“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Event” shall have the meaning set forth in Section 2(d).

“Event Date” shall have the meaning set forth in Section 2(d).

“Filing Date” means, with respect to the Registration Statement required hereunder, the 45th calendar day following the date of the later of (i) the effectiveness date of the registration statement related to the Pipe Transaction and (ii) the effectiveness date of the registration statement related to the Innovus Transaction.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Innovus Transaction” means the Company’s potential acquisition of Innovus, Inc. pursuant to that Agreement and Plan of Merger, dated September 12, 2019.

“Losses” shall have the meaning set forth in Section 5(a).

“Pipe Tranaction” means the brokered private placement transaction of the Company’s securities pursuant to that Placement Agency Agreement, dated October[●], 2019, by and between the Company and Ladenburg Thalmann & Co. Inc.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means, as of any date of determination all shares of Common Stock issued upon conversion in full of the Preferred Stock, including if distributed on a pro rata basis to stockholders of Cerecor;provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (a) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (b) such Registrable Securities have been previously sold in accordance with Rule 144, or (c) with respect to Registrable Securities held by a particular Holder, such Registrable Securities are or become eligible for resale pursuant to Rule 144 and all the Registrable Securities held by such Holder can be sold within a three-month period notwithstanding volume and manner-of-sale restrictions under Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

“Registration Statement” means any registration statement required to be filed hereunder pursuant to Section 2(a), including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

 “Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Stockholder Questionnaire” shall have the meaning set forth in Section 3(a).

“SEC Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

2. Shelf Registration.

(a) On or prior to the Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities that are not then registered on an effective Registration Statement for an offering tobe made on a continuous basis pursuant to Rule 415. The Registration Statement filed hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registrationshall be on another appropriate form). Subject to the terms of this Agreement, the Company shall use its reasonable best efforts to cause a Registration Statement filed under this Agreement to be declared effective under the Securities Act as promptly aspossible after the filing thereof, but in any event no later than the applicable Effectiveness Date, and shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent (the “Effectiveness Period”). The Company shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. (New York City time) on a Trading Day. The Company shall immediately notify the Holders via facsimile or by e-mail of the effectiveness of a RegistrationStatement on the same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Company shall, by 9:30 a.m. (New York City time) on the Trading Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424.

(b)  Notwithstanding the registration obligations set forth in Section 2(a), if the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering;provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.

(c) If Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

3.
Registration Procedures.

              In connection with the Company’s registration obligations hereunder, the Company shall:

(a) Not less than five (5) Trading Days prior to the filing of the Registration Statement and not less than one (1) Trading Day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to each Holder copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed tobe incorporated by reference) will be subject to the review of such Holders, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to each Holder, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holders of amajority of the Registrable Securities shall reasonably object in good faith, provided that, the Company is notified of such objection in writing no later than five (5) Trading Days after the Holders have been so furnished copies of a Registration Statement or one (1) Trading Day after the Holders have been so furnished copies of any related Prospectus or amendments or supplements thereto. Each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex A (a “Selling Stockholder Questionnaire”) on a date that is not less than two (2) Trading Days prior to the Filing Date or by the end of the fourth (4th) Trading Day following the date on which such Holder receives draft materials in accordance with this Section.

(b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep a Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond as promptly as reasonably possibleto any comments received from the Commission with respect to a Registration Statement or any amendment thereto, and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by the Holders thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

(c) Notify the Holders of Registrable Securities to be sold (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably possible (and, in the case of (i)(A) below, not less than one (1) Trading Day prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one (1) Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed, (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement, and (C) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commissionor any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information, (iii) of the issuance by the Commission or any other federal or state governmental authority of anystop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus.

(d) Furnish to each Holder, without charge, at least one conformed copy of the Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Person, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission, provided that any such item which is available on the EDGAR system (or successor thereto) need not be furnished in physical form.

(e) Subject to the terms of this Agreement, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(c).

(f)  Prior to any resale of Registrable Securities by a Holder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the Registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

(g) If requested by a Holder, cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request.

(h) Upon the occurrence of any event contemplated by Section 3(c), as promptly as reasonably possible under the circumstances taking into account the Company’s good faith assessment of any adverse consequences to the Company and its stockholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to a Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither a Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with clauses (iii) through (vi) of Section 3(c) above to suspend the use of any Prospectus until the requisite changes to such Prospectus have been made, then the Holders shall suspend use of such Prospectus. The Company will use its reasonable best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable.

(i) Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the Commission pursuant to Rule 424 under the Securities Act, promptly inform the Holders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Holders are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

(j) The Company shall use its reasonable best efforts to maintain eligibility for use of Form S-3 (or any successor form thereto) for the registration of the resale of Registrable Securities.

(k) The Company may require each selling Holder to furnish to the Company a certified statement as to the number of shares of Common Stock beneficially owned by such Holder and, if required by the Commission, the natural persons thereof that have voting and dispositive control over the shares. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities solely because any Holder fails to furnish such information within three Trading Days of the Company’s request, any liquidated damages that are accruing at such time as to such Holder only shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended as to such Holder only, until such information is delivered to the Company.

       4.
Registration Expenses. All fees and expenses incident to the performance of or compliance with, this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company’s counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, and (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) the reasonable fees and disbursements of a single counsel for all of the holders of Registrable Securities in connection with the registration, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker or similar commissions of any Holder or, except to the extent provided for in the Transaction Documents, any legal fees or other costs of the Holders.

       5.
Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, members, partners, agents, brokers, investment advisors and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, stockholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 3(c)(iii)-(vi), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware.

(b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company expressly for inclusion in such Registration Statement or such Prospectus or (ii) to the extent, but only to the extent, that such information relates to such Holder’s information provided in the Selling Stockholder Questionnaire or the proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto. In no event shall the liability of a selling Holder be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue statement or omission) received by such Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof, provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

               An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses, (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Partyshall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

               Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party, provided that the IndemnifiedParty shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) not to be entitled to indemnification hereunder.

(d) Contribution. If the indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements oromissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

               The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. In no event shall the contribution obligation of a Holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

       6.
Miscellaneous.

(a) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of 50.1% or more of the then outstanding Registrable Securities (for purposes of clarification, this includes any Registrable Securities issuable upon exercise or conversion of any Security), provided that, if any amendment, modification or waiver disproportionately and adversely impacts a Holder (or group of Holders), the consent of such disproportionately impacted Holder (or group of Holders) shall be required. If a Registration Statement does not register all of the Registrable Securities pursuant to a waiver or amendment done in compliance with the previous sentence, then the number of Registrable Securities to be registered for each Holder shall be reduced pro rata among all Holders and each Holder shall have the right todesignate which of its Registrable Securities shall be omitted from such Registration Statement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder or some Holders and that does not directly or indirectly affect the rights of other Holders may be given only by such Holder or Holders of all of the Registrable Securities to which such waiver or consent relates;provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the first sentence of this Section 6(f). No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

(b) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

(c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder.

(d) Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

(f) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h) Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

********************

(Signature Pages Follow)

               IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

AYTU BIOSCIENCE, INC.

By:__________________________________________
Name:
Title:

CERECOR, INC.

By:__________________________________________
Name:
Title:

[SIGNATURE PAGE OF HOLDERS TO AYTU RRA]

Name of Holder: __________________________

Signature of Authorized Signatory of Holder: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

[SIGNATURE PAGES CONTINUE]

Annex A

AYTU BIOSCIENCE, INC.

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Registrable Securities”) of Aytu BioScience, Inc., a Delaware corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1. Name.

(a)
Full Legal Name of Selling Stockholder

(b)
Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

(c)
Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2. Address for Notices to Selling Stockholder:

Telephone:
Fax:
Contact Person:

3. Broker-Dealer Status:

(a)
Are you a broker-dealer?

Yes ☐ No ☐

(b)
If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes ☐ No ☐

Note:
If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)
Are you an affiliate of a broker-dealer?

Yes ☐ No ☐

(d)
If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes ☐ No ☐

Note:
If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4. Beneficial Ownership of Securities of the Company Owned by the Selling Stockholder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the securities issuable pursuant to the Purchase Agreement.

(a)
Type and Amount of other securities beneficially owned by the Selling Stockholder:

5. Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any material inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective; provided, that the undersigned shall not be required to notify the Company of any changes to the number of securities held or owned by the undersigned or its affiliates.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:                                                         Beneficial Owner:

By:
Name:
Title:

PLEASE FAX A COPY (OR EMAIL A .PDF COPY) OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO:

Exhibit 2.4(b)(x)

Form of Seller Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of [___________], 2019, by and between Cerecor, Inc., a Delaware corporation (“Cerecor”) and Aytu Bioscience Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein are used as they are defined in the Purchase Agreement (as defined below).

RECITALS:

A.
Cerecor owns beneficially and of record the shares of capital stock set forth opposite its name on Schedule A hereto (such shares of capital stock, together with any other shares of capital stock of the Company acquired by Cerecor after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Securities”).
B.
Upon the date hereof, Cerecor and the Company have consummated that certain Asset Purchase Agreement, dated as of October __, 2019 (the “Purchase Agreement”) between Cerecor and the Company.
C.
Pursuant to its agreement under the Purchase Agreement and in order to facilitate the consummation of the Merger Agreement (as defined below), Cerecor has entered into this Agreement and agrees to be bound hereby.

NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Agreement to Vote Shares. At any meeting of stockholders of the Company or at any adjournment thereof that may take place between now and the date that is twelve (12) months from the date hereof (the “Agreement Period”), in any action by written consent or in any other circumstances upon which Cerecor’s vote, consent or other approval is sought during such period relating to that certain Agreement and Plan of Merger, dated as of September 12, 2019, by and among the Company, Innovus Pharmaceuticals, Inc., a Nevada corporation, and the other parties thereto (the “Merger Agreement”), Cerecor shall vote (or cause to be voted), as applicable, all of the Subject Securities that are then entitled to be voted (i) in favor of the proposed transactions set forth in the Merger Agreement and (ii) against any proposal, amendment, matter or agreement that would in any manner impede, frustrate, prevent or nullify the Merger Agreement. Cerecor agrees that the Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentences whether or not Cerecor’s vote, consent or other approval is sought and at any time or at multiple times during the term of this Agreement.

2. Opportunity to Review. Cerecor acknowledges receipt of the Merger Agreement and represents that he, she, or it has had (i) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Merger Agreement and this Agreement, and (ii) the opportunity to review and discuss the Merger Agreement and this Agreement with his, her or its own advisors and legal counsel.

3. Public Disclosure; Confidentiality.

(a) Cerecor understands that it may be the recipient of confidential information of the Company (“Confidential Information”) during the term of this Agreement and that such information may contain or constitute material non-public information concerning the Company. Cerecor acknowledges that trading in the securities of any party to this Agreement while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the applicable party to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. Cerecor agrees that it and its Affiliates will not disclose Confidential Information in its possession, nor will it trade in the securities of the Company while in possession of material nonpublic information or at all until Cerecor and its Affiliates can do so in compliance with all applicable laws and without breach of this Agreement.

(b) If Cerecor is required to disclose any Confidential Information by legal process, Cerecor shall: (a) take reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Informationnot be disclosed to non-parties or the public; (b) give the Company prompt prior written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy; and (c) cooperate with the Company (at the Company’s expense) to obtain such protective order. In the event that such protective order or other remedy is not obtained, Cerecor (or such other Persons to whom such request is directed) will furnish only that portion of the Confidential Information which, on the advice of Cerecor’s counsel, is legally required to be disclosed and, upon the Company’s request, use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

4. Representations and Warranties of Cerecor. Cerecor hereby represents and warrants as follows:

(a) Cerecor (i) is the record and beneficial owner of the Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of the Company (including options, warrants or convertible securities) other than the Subject Securities.

(b) Except with respect to obligations under the Company’s Bylaws, Cerecor has the sole right to transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the transfer or the voting of the Subject Securities (other than restrictions on transfer under applicable securities laws), except as set forth in this Agreement.

(c) Cerecor, if not a natural person: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by Cerecor of this Agreement, the consummation by Cerecor of the transactions contemplated hereby and the compliance by Cerecor with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of Cerecor, and no other corporate, company, partnership or other proceedings on the part of Cerecor are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.

(d) This Agreement has been duly executed and delivered by Cerecor, constitutes a valid and binding obligation of Cerecor and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against Cerecor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(e) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of Cerecor, if applicable, (ii) any materialviolation or breach of, or default (with or without notice or lapse of time, or both) under any (A) statute, Law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to Cerecor or its properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Cerecor is a party or by which Cerecor or Cerecor’s assets are bound.

5. Termination. This Agreement shall terminate automatically upon the approval of the Merger Agreement by the Company’s stockholders;provided, however, that this Agreement will also terminate if the Company has elected to terminate the Merger Agreement in accordance with its terms prior to approval of the Merger Agreement by the Company’s stockholders. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease;provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

6. Further Covenants and Assurances. During the term of this Agreement, Cerecor hereby, to the extent permitted by Laws, waives and agrees not to exercise any dissenters’ or appraisal rights, or other similar rights, with respect to any Subject Securities which may arise in connection with the transactions contemplated by the Merger Agreement.

7. Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, Cerecor agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Cerecor’s heirs, guardians, administrators or successors, and Cerecor further agrees to take all reasonable actions necessary to effectuate the foregoing.

8. Deposit. Cerecor shall cause a counterpart of this Agreement to be deposited, in electronic or physical form, with the Company at its principal place of business or registered office where it shall be subject to the same right of examination by any stockholder, in person or by agent or attorney, as are the books and records of the Company.

9. Remedies. Cerecor acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause the Company and Cerecor irreparable harm. Accordingly, Cerecor agrees that in the event of any breach or threatened breach of this Agreement, the Company and Cerecor, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitablerelief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by e-mail or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties as follows:

(i)
if to the Company, to:
Aytu Bioscience, Inc.
373 Inverness Parkway, Suite 206
Englewood, CO 80112
Attention: Joshua Disbrow

with a required copy (which shall not constitute notice) to:
Dorsey & Whitney LLP
111 S. Main Street, Suite 2100
Salt Lake City, UT 84111
Attention: Nolan Taylor

(ii)
if to Cerecor, to:
Cerecor, Inc.
540 Gaither Road, Suite 400
Baltimore, MD 20850
Attention: Joseph Miller

with a required copy (which shall not constitute notice) to:
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Don Reynolds

 (iii)
if to Cerecor, to the address set forth on Schedule A hereto.

11. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

12. Entire Agreement/Amendment. This Agreement (including the provisions of the Purchase Agreement referenced herein) represent the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.

13. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware. Each of the parties consents to service of process in any such proceeding in any manner permitted by the Laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11 of this Agreement is reasonably calculated to give actual notice. Each party waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

14. Counterparts. This Agreement may be executed by delivery of electronic signatures and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

[SIGNATURE PAGES FOLLOW]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Cerecor

By:

Name:

Title:

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

AYTU BIOSCIENCE INC.

By:

Name:

Title:

SCHEDULE A

Address of Cerecor	Number and Class of Subject Securities

Exhibit 2.4(c)(iii)

Form of Armistice Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of [___________], 2019, by and among Cerecor, Inc., a Delaware corporation (“Cerecor”), Aytu Bioscience Inc., a Delaware corporation (the “Company”) and the stockholder of the Company listed on Schedule A hereto (“Securityholder”). Capitalized terms used but not defined herein are used as they are defined in the Purchase Agreement (as defined below).

RECITALS:

A.
Securityholder owns beneficially and of record the shares of capital stock set forth opposite Securityholder’s name on Schedule A hereto (such shares of capital stock, together with any other shares of capital stock of the Company acquired by Securityholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Securities”).
B.
Upon the date hereof, Cerecor and the Company have consummated that certain Asset Purchase Agreement, dated as of October __, 2019 (the “Purchase Agreement”) between Cerecor and the Company, pursuant to which the Company has issued ___ shares of its Series __ Preferred Stock to Cerecor (the “Preferred Stock”).
C.
Pursuant to the Purchase Agreement the Company has also agreed to seek approval by its stockholders of the conversion into common stock of the Company of all the outstanding shares of Preferred Stock (the “Preferred Conversion”).
D.
In order to facilitate the Preferred Conversion and the consummation of the Merger Agreement (as defined below), Securityholder, solely in Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.

NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

15. Agreement to Vote Shares. At any meeting of stockholders of the Company or at any adjournment thereof that may take place between now and the date that is twelve (12) months from the date hereof (the “Agreement Period”), in any action by written consent or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought during such period relating to the Preferred Conversion, Securityholder shall vote (or cause to be voted), as applicable, all of the Subject Securities that are then entitled to be voted (i) in favor of the Preferred Conversion and (ii) against any proposal, amendment, matter or agreement that would in any manner impede, frustrate, prevent or nullify the Preferred Conversion. Additionally, during the Agreement Period, Securityholder agrees to vote all of the Subject Securities in favor of the proposed transactions set forth in that certain Agreement and Plan of Merger, dated as of September 12, 2019, by and among the Company, Innovus Pharmaceuticals, Inc., a Nevada corporation, and the other parties thereto (the “Merger Agreement”). Securityholder agrees that the Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentences whether or not Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 1 and at any time or at multiple times during the term of this Agreement.

16. Opportunity to Review. Securityholder acknowledges receipt of the Purchase Agreement and the Merger Agreement and represents that he, she, or it has had (i) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Purchase Agreement, the Merger Agreement and this Agreement, and (ii) the opportunity to review and discuss the Purchase Agreement, the Merger Agreement and this Agreement with his, her or its own advisors and legal counsel.

17. Public Disclosure; Confidentiality.

(a) The Securityholder understands that it may be the recipient of confidential information of the Company (“Confidential Information”) during the term of this Agreement and that such information may contain or constitute material non-public information concerning the Company. The Securityholder acknowledges that trading in the securities of any party to this Agreement while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the applicable party to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. The Securityholder agrees that it and its Affiliates will not disclose Confidential Information in its possession, nor will it trade in the securities of the Company while in possession of material nonpublic information or at all until the Securityholder and its Affiliates can do so in compliance with all applicable laws and without breach of this Agreement.

(b) If the Securityholder is required to disclose any Confidential Information by legal process, the Securityholder shall: (a) take reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public; (b) give the Company prompt prior written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy; and (c) cooperate with the Company (at the Company’s expense) to obtain such protective order. In the event that such protective order or other remedy is not obtained, the Securityholder (or such other Persons to whom such request is directed) will furnish only that portion of the Confidential Information which, on the advice of the Securityholder’s counsel, is legally required to be disclosed and, upon the Company’s request, use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

18. Representations and Warranties of Securityholder. Securityholder hereby represents and warrants as follows:

(a) Securityholder (i) is the record and beneficial owner of the Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of the Company (including options, warrants or convertible securities) other than the Subject Securities.

(b) Except with respect to obligations under the Company’s Bylaws, Securityholder has the sole right to transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the transfer or the voting of the Subject Securities (other than restrictions on transfer under applicable securities laws), except as set forth in this Agreement.

(c) Securityholder, if not a natural person: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by Securityholder of this Agreement, the consummation by Securityholder of the transactions contemplated hereby and the compliance by Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of Securityholder, and no other corporate, company, partnership or other proceedings on the part of Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.

(d) This Agreement has been duly executed and delivered by Securityholder, constitutes a valid and binding obligation of Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(e) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (A) statute, Law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to Securityholder or its properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Securityholder is a party or by which Securityholder or Securityholder’s assets are bound.

19. Termination. This Agreement shall terminate automatically upon the later to occur of the approval of the Preferred Conversion by the Company’s stockholders or the approval of the Merger Agreement by such stockholders;provided, however, that this Agreement will also terminate if the approval of the Preferred Conversion has occurred and the Company has elected to terminate the Merger Agreement in accordance with its terms prior to approval of the Merger Agreement by the Company’s stockholders. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease;provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

20. Further Covenants and Assurances. During the term of this Agreement, Securityholder hereby, to the extent permitted by Laws, waives and agrees not to exercise any dissenters’ or appraisal rights, or other similar rights, with respect to any Subject Securities which may arise in connection with the transactions contemplated by the Merger Agreement.

21. Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Securityholder’s heirs, guardians, administrators or successors, and Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.

22. Deposit. Securityholder shall cause a counterpart of this Agreement to be deposited, in electronic or physical form, with the Company at its principal place of business or registered office where it shall be subject to the same right of examination by any stockholder, in person or by agent or attorney, as are the books and records of the Company.

23. Remedies. Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause the Company and Cerecor irreparable harm. Accordingly, Securityholder agrees that in the event of any breach or threatened breach of this Agreement, the Company and Cerecor, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

24. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by e-mail or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties as follows:

(i)
if to the Company, to:
Aytu Bioscience, Inc.
373 Inverness Parkway, Suite 206
Englewood, CO 80112
Attention: Joshua Disbrow

with a required copy (which shall not constitute notice) to:
Dorsey & Whitney LLP
111 S. Main Street, Suite 2100
Salt Lake City, UT 84111
Attention: Nolan Taylor

(ii)
if to Cerecor, to:
Cerecor, Inc.
540 Gaither Road, Suite 400
Baltimore, MD 20850
Attention: Joseph Miller

with a required copy (which shall not constitute notice) to:
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Don Reynolds

 (iii)
if to Securityholder, to the address set forth on Schedule A hereto.

25. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

26. Entire Agreement/Amendment. This Agreement (including the provisions of the Purchase Agreement referenced herein) represent the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.

27. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware. Each of the parties consents to service of process in any such proceeding in any manner permitted by the Laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11 of this Agreement is reasonably calculated to give actual notice. Each party waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

28. Counterparts. This Agreement may be executed by delivery of electronic signatures and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

[SIGNATURE PAGES FOLLOW]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Securityholder

By:

Name:

Title:

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

AYTU BIOSCIENCE INC.

By:

Name:

Title:

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

CERECOR, INC.

By:

Name:

Title:

SCHEDULE A

Name and Address of Securityholder	Number and Class of Subject Securities
510 Madison Avenue, 7th Floor New York, NY 10022